UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


                                  FORM U-13-60

                                  ANNUAL REPORT

                                 FOR THE PERIOD

             Beginning January 1, 2002 and Ending December 31, 2002


                                     TO THE

                    U.S. SECURITIES AND EXCHANGE COMMISSION

                                       OF




                   AMERICAN ELECTRIC POWER SERVICE CORPORATION
                         (Exact Name of Reporting Company)



                           A Subsidiary Service Company
                            ("Mutual" or "Subsidiary")


Date of Incorporation  December 17, 1937  If not Incorporated, Date of
            Organization                    .
                          -----------------


State or Sovereign Power under which Incorporated or Organized     New York
                                                                   --------


Location of Principal Executive Offices of Reporting Company    Columbus, Ohio
                                                                --------------


Name, title, and address of officer to whom correspondence concerning this report should be addressed:


S. S. Bennett  Assistant Controller   1 Riverside Plaza  Columbus, Ohio  43215
-------------- --------------------   ----------------------------------------
(Name)         (Title)                (Address)




  Name of Principal Holding Company under which Reporting Company is organized:

                      AMERICAN ELECTRIC POWER COMPANY, INC.

                      INSTRUCTIONS FOR USE OF FORM U-13-60


1. Time of Filing. Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2. Number of Copies. Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3. Period Covered by Report. The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4. Report Format. Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5. Money Amounts Displayed. All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (210.3-01(b)).

6. Deficits Displayed. Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X,210.3-01(c))

7. Major Amendments or Corrections. Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8. Definitions. Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9. Organization Chart. The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of Allocation. The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual Statement of Compensation for Use of Capital Billed. The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

                                                Page 1
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

------------------------------------------------------------------------------------------------------------

                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

------------------------------------------------------------------------------------------------------------

                                                                               Schedule or         Page
     Description of Schedules and Accounts                                   Account Number       Number
     -------------------------------------                                   --------------       ------
Comparative Balance Sheet                                                      Schedule I          4-5

Service Company Property                                                       Schedule II         6-7

Accumulated Provision for Depreciation and Amortization
  of Service Company Property                                                 Schedule III          8

Investments                                                                    Schedule IV          9

Accounts Receivable from Associate Companies                                   Schedule V           10

Fuel Stock Expenses Undistributed                                              Schedule VI          11

Stores Expense Undistributed                                                  Schedule VII          12

Miscellaneous Current and Accrued Assets                                      Schedule VIII         13

Miscellaneous Deferred Debits                                                  Schedule IX          14

Research, Development, or Demonstration Expenditures                           Schedule X           15

Proprietary Capital                                                            Schedule XI          16

Long-Term Debt                                                                Schedule XII          17

Current and Accrued Liabilities                                               Schedule XIII         18

Notes to Financial Statements                                                 Schedule XIV          19

Comparative Income Statement                                                   Schedule XV          20

Analysis of Billing - Associate Companies                                      Account 457          21

Analysis of Billing - Nonassociate Companies                                   Account 458          22

Analysis of Charges for Service - Associate and
  Nonassociate Companies                                                      Schedule XVI          23

Schedule of Expense by Department or Service Function                         Schedule XVII       24-25

Departmental Analysis of Salaries                                            Accounts - All         26

                                                    Page 2

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

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                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS

------------------------------------------------------------------------------------------------------------


                                                                               Schedule or         Page
     Description of Schedules and Accounts                                   Account Number       Number
     -------------------------------------                                   --------------       ------
Outside Services Employed                                                    Accounts - All         27

Employee Pensions and Benefits                                                 Account 926          28

General Advertising Expenses                                                  Account 930.1         29

Miscellaneous General Expenses                                                Account 930.2         30

Rents                                                                          Account 931          31

Taxes Other Than Income Taxes                                                  Account 408          32

Donations                                                                     Account 426.1         33

Other Deductions                                                              Account 426.5         34

Notes to Statement of Income                                                 Schedule XVIII         35



                                                                                                   Page
     Description of Reports or Statements                                                         Number
     ------------------------------------                                                         ------
Organization Chart                                                                                  36

Methods of Allocation                                                                               37

Annual Statement of Compensation for Use of Capital Billed                                          38

Signature Clause                                                                                    39

                                                       Page 3



             ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                     SCHEDULE I - COMPARATIVE BALANCE SHEET
                                 (In Thousands)


Instructions: Give balance sheet of the Company as of December 31 of the current and prior year.


                                                                                              AS OF DECEMBER 31

   ACCOUNT     ASSETS AND OTHER DEBITS                                                      2002              2001
   -------     -----------------------                                                      ----              ----
               SERVICE COMPANY PROPERTY
   101-106     Service company property (Schedule II)                                   $ 349,559         $ 359,889
     107       Construction work in progress (Schedule II)                                 52,829           128,566
                   Total Property                                                         402,388           488,455

   108-111     Less: Accumulated provision for depreciation and
               amortization of service company property (Schedule III)                    183,942           185,528
                    Net Service Company Property                                          218,446           302,927

               INVESTMENTS
     123       Investments in associate companies (Schedule IV)                                 -                 -
     124       Other investments (Schedule IV)                                            101,462           102,663
                    Total Investments                                                     101,462           102,663

               CURRENT AND ACCRUED ASSETS
     131       Cash                                                                         2,544             2,271
     134       Special deposits                                                                84                75
     135       Working funds                                                                  371               369
     136       Temporary cash investments (Schedule IV)                                         -                 -
     141       Notes receivable                                                                54                12
     143       Accounts receivable                                                         13,113            12,015
     144       Accumulated provision for uncollectible accounts                              (408)                -
     145       Advances to Affiliates                                                           -            22,382
     146       Accounts receivable from associate companies (Schedule V)                  483,095           194,052
     152       Fuel stock expenses undistributed (Schedule VI)                                  -                 -
     154       Materials and supplies                                                          13                 -
     163       Stores expense undistributed (Schedule VII)                                      -                 -
     165       Prepayments                                                                  4,781             3,562
     174       Miscellaneous current and accrued assets (Schedule VIII)                         -                 -
                    Total Current and Accrued Assets                                      503,647           234,738

               DEFERRED DEBITS
     181       Unamortized debt expense                                                     2,562             4,150
     184       Clearing accounts                                                              952               718
     186       Miscellaneous deferred debits (Schedule IX)                                  3,548             1,597
     188       Research, development, or demonstration expenditures (Sch. X)                    -                 -
     190       Accumulated deferred income taxes                                          156,092           185,586
                    Total Deferred Debits                                                 163,154           192,051

               TOTAL ASSETS AND OTHER DEBITS                                            $ 986,709         $ 832,379


    Note: Unamortized debt expense includes unamortized loss on reacquired debt of $2,562,232 at December 31, 2002 and $2,989,271 at
               December 31, 2001.



             ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                     SCHEDULE I - COMPARATIVE BALANCE SHEET
                                 (In Thousands)


Instructions: Give balance sheet of the Company as of December 31 of the current and prior year.


                                                                                            AS OF DECEMBER 31

ACCOUNT        LIABILITIES AND PROPRIETARY CAPITAL                                        2002              2001
-------        -----------------------------------                                        ----              ----
               PROPRIETARY CAPITAL
     201       Common stock issued (Schedule XI)                                        $ 1,450           $ 1,450
     211       Miscellaneous paid-in-capital (Schedule XI)                             (126,763)          (10,023)
     215       Appropriated retained earnings (Schedule XI)                                   -                 -
     216       Unappropriated retained earnings (Schedule XI)                                 -                 -
                    Total Proprietary Capital                                          (125,313)           (8,573)

               LONG-TERM DEBT
     223       Advances from associate companies (Schedule XII)                           1,100             1,100
     224       Other long-term debt (Schedule XII)                                       54,000            56,000
     225       Unamortized premium on long-term debt                                          -                 -
     226       Unamortized discount on long-term debt-debit                                   -                 -
                    Total Long-Term Debt                                                 55,100            57,100

               OTHER NONCURRENT LIABILITIES
     227       Obligations under capital leases - Noncurrent                             22,383            32,212
    224.6      Other                                                                    283,228            64,925
                    Total Other Noncurrent Liabilities                                  305,611            97,137

               CURRENT AND ACCRUED LIABILITIES
     228       Accumulated provision for pensions and benefits                                -                 -
     231       Notes payable                                                                  -                 -
     232       Accounts payable                                                          19,397            41,710
     233       Notes payable to associate companies (Schedule XIII)                     272,785                 -
     234       Accounts payable to associate companies (Schedule XIII)                  147,482            85,969
     236       Taxes accrued                                                            (24,726)           22,485
     237       Interest accrued                                                           3,744             2,842
     241       Tax collections payable                                                    2,828               677
     242       Miscellaneous current and accrued liabilities (Schedule XIII)            196,064           401,316
     243       Obligations under capital leases - Current                                15,701            22,326
                    Total Current and Accrued Liabilities                               633,275           577,325

               DEFERRED CREDITS
     253       Other deferred credits                                                    11,109            21,851
     255       Accumulated deferred investment tax credits                                  800               851
                    Total Deferred Credits                                               11,909            22,702

     282       ACCUMULATED DEFERRED INCOME TAXES                                        106,127            86,688


               TOTAL LIABILITIES AND PROPRIETARY CAPITAL                              $ 986,709         $ 832,379


    Note:      Long term debt includes $12,000,000 due within one year at December 31, 2002 and $2,000,000 at December 31, 2001
               (See note 7, Schedule XIV).  "Other" Other noncurrent liabilities exclude Accrued Deferred Compensation Benefits amounts due within one year of $701,060 at December 31, 2002 and $732,814 at December 31, 2001.



               ANNUAL REPORT OF American Electric Power Service Corporation

                        For the Year Ended December 31, 2002

                        SCHEDULE II - SERVICE COMPANY PROPERTY
                                   (In Thousands)

                                             BALANCE AT                      RETIREMENTS        OTHER           BALANCE
                                             BEGINNING                           OR            CHANGES          AT CLOSE
ACCOUNT DESCRIPTION                           OF YEAR         ADDITIONS         SALES            (1)            OF YEAR
-------------------                          ----------       ---------      -----------       -------         ---------


301  Organization                                      $ -             $ -             $ -              $ -             $ -

303  Miscellaneous Intangible Plant                  8,184         145,772        (114,205)               -          39,751

304  Land and Land Rights                           11,489               -               -                -          11,489

305  Structures and Improvements                   184,412           3,565          (5,992)         (15,729)        166,256

306  Leasehold Improvements                          7,152             211          (2,104)               -           5,259

307  Equipment                                      18,245               -               -                -          18,245

308  Office Furniture and Equipment                 16,834           1,149          (1,019)               -          16,964

309  Automobiles, Other Vehicles
        and Related Garage Equipment                   194               -               -                -             194

310  Aircraft and Airport Equipment                      -               -               -                -               -

311  Other Service Company
        Property                                   113,379           4,836         (27,446)             632          91,401
                                                   -------         -------        --------          -------         --------

       SUB-TOTALS                                  359,889         155,533        (150,766)         (15,097)        349,559

107  Non-Billable Construction Work
         in Progress                               128,566         (75,737)              -                -          52,829
                                                   -------         -------        --------          -------         -------
       TOTALS                                    $ 488,455        $ 79,796      $ (150,766)       $ (15,097)      $ 402,388
                                                 =========        ========      ==========        =========       =========


                ANNUAL REPORT OF American Electric Power Service Corporation

                            For the Year Ended December 31, 2002

                           SCHEDULE II - SERVICE COMPANY PROPERTY
                                       (In Thousands)
FOOTNOTES
(1) Provide an explanation of those changes considered material:

Account 305 Structures and Improvements: In accordance with FASB No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", a Dallas, Texas, office building was written-down by $15,729,000 to closely approximate its current appraised market value.

(2) Subaccounts are required for each class of equipment owned. The service company shall provide a listing by subaccount of equipment additions during the year and the balance at the close of the year:

                                                                    Balance
                                                                    At Close
Subaccount Description                        Additions              Of Year
----------------------                        ---------             --------

Account 307 - Equipment:
   Data Processing Equipment                      $ -              $ 14,286
   Communications Equipment                         -                 3,959
                                                  -----            --------

     TOTALS                                       $ -              $ 18,245
                                                  =====            ========

(3) Describe Other Service Company Property:

Account 311 includes leased assets at December 31, 2002 ($91,288,000) which have been capitalized in accordance with FASB Statement Nos. 13 and 71 and other owned assets at December 31, 2002 ($113,000).

(4) Describe Non-Billable Construction Work in Progress:

Capitalized Software                                       $ 49,328
General and Miscellaneous Equipment                           2,741
Office Buildings-Owned                                          760
                                                           --------

     TOTALS                                                $ 52,829
                                                           ========


                              ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2002

                         SCHEDULE III - ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION
                                               OF SERVICE COMPANY PROPERTY
                                                     (In Thousands)


                                                  BALANCE AT                      RETIREMENTS        OTHER        BALANCE
                                                  BEGINNING                           OR            CHANGES      AT CLOSE
ACCOUNT DESCRIPTION                                OF YEAR        ADDITIONS          SALES            (1)         OF YEAR
-------------------                               ----------      ---------       -----------       -------      --------
301  Organization                                        $ -            $ -               $ -           $ -           $ -

303  Miscellaneous Intangible Plant                    6,597         19,176           (18,293)            -         7,480

304  Land and Land Rights                                  -              -                 -             -             -

305  Structures and Improvements                      95,175          5,686            (7,033)       (3,586)       90,242

306  Leasehold Improvements                            3,898            679            (2,104)        1,449         3,922

307  Equipment                                        10,986          2,891                 -           410        14,287

308  Office Furniture and Equipment                    9,841          2,033                 -         2,170        14,044

309  Automobiles, Other Vehicles
        and Related Garage Equipment                     245             (2)                -            97           340

310  Aircraft and Airport Equipment                        -              -                 -             -             -

311  Other Service Company
        Property                                      58,786         20,559           (18,987)       (6,731)       53,627
                                                   ---------       --------         ---------      --------      --------

       TOTALS                                      $ 185,528       $ 51,022         $ (46,417)     $ (6,191)     $183,942
                                                   =========       ========         =========      ========      ========




(1) Provide an explanation of those changes considered material:
Account 303 reflects the retirement of capitalized software and its transfer at net book value to various AEP operating companies.




              ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                            SCHEDULE IV - INVESTMENTS
                                 (In Thousands)

------------------------------------------------------------------------------

Instructions: Complete the following schedule concerning investments.

Under Account 124 "Other Investments", state each investment separately, with description, including the name of issuing company, number of shares or principal amount, etc.

Under Account 136, "Temporary Cash Investments", list each investment separately.

------------------------------------------------------------------------------

                                                                                BALANCE AT           BALANCE AT
                                                                                BEGINNING               CLOSE
ACCOUNT DESCRIPTION                                                              OF YEAR               OF YEAR
-------------------                                                             ----------           ----------

Account 123 - Investment in Associate Companies
     Investment in Common Stock of Subs                                                 $ -                  $ -
                                                                           -----------------     ----------------

     SUB-TOTALS                                                                           -                    -
                                                                           -----------------     ----------------

Account 124 - Other Investments
     Cash Surrender Value of Life Insurance Policies
       (net of policy loans and accrued interest)                                    13,948               19,916
     Umbrella Trust                                                                  72,053               63,092
     COLI Tax and Interest                                                           15,412               18,454
     Other Investment - Nonassociated-Current                                         1,250                    -
                                                                           -----------------     ----------------

     SUB-TOTALS                                                                     102,663              101,462
                                                                           -----------------     ----------------

Account 136 - Temporary Cash Investments                                                  -                    -
                                                                           -----------------     ----------------

     TOTALS                                                                       $ 102,663            $ 101,462
                                                                           =================     ================


               ANNUAL REPORT OF American Electric Power Service Corporation

                        For the Year Ended December 31, 2002

                SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                 (In Thousands)


Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





ACCOUNT DESCRIPTION                                                        BALANCE AT             BALANCE AT
-------------------                                                        BEGINNING                 CLOSE
                                                                           OF YEAR                  OF YEAR
                                                                           ----------             ----------
Account Balances by Associate Company
AEP C&I Company, LLC                                                         $ 1                       $ 13
AEP Coal Co.                                                                 254                        395
AEP Communications, Inc.                                                     177                        173
AEP Communications, LLC                                                      846                      1,815
AEP Credit, Inc.                                                             198                        172
AEP Delaware Investment Company                                                -                         15
AEP Delaware Investment Company II                                            14                        100
AEP Delaware Investment Company III                                            5                          -
AEP Desert Sky LP, LLC                                                         -                        253
AEP Desert Sky GP, LLC                                                         -                          1
AEP Elmwood LLC                                                                -                          6
AEP EmTech LLC                                                               270                        450
AEP Energy Services Gas Holding Company                                       48                      4,522
AEP Energy Services Gas Holdings II LLC                                        8                         11
AEP Energy Services Limited                                                   63                      1,722
AEP Energy Services UK Generation Limited                                      -                        270
AEP Energy Services Ventures, Inc.                                             -                          4
AEP Energy Services Ventures II, Inc.                                          -                          1
AEP Energy Services, Inc.                                                 20,200                     21,657
AEP Fiber Venture, LLC                                                       293                         22
AEP Gas Marketing LP                                                           6                         25
AEP Gas Power GP, LLC                                                          2                         41
AEP Gas Power System GP, LLC                                                  50                          1
AEP Generating Company                                                      (335)                       592
AEP Holdings I CV                                                              2                          2
AEP Investments, Inc.                                                        198                        149
AEP MEMCo LLC                                                                  2                        190
AEP Ohio Commercial & Industrial Retail Company, LLC                           1                          2
AEP Ohio Retail Energy, LLC                                                   10                         13
AEP Power Marketing, Inc.                                                      -                          1
AEP Pro Serv, Inc.                                                         1,767                      5,688
AEP Pushan Power, LDC                                                         15                          6
AEP Resource Services LLC                                                      1                          -
AEP Resources International, Limited                                           6                          -
AEP Resources Limited                                                          -                          1
AEP Resources, Inc.                                                        2,541                      1,885
AEP Retail Energy, LLC                                                         6                          1
AEP System Pool                                                            9,628                     (1,269)
AEP T & D Services, LLC                                                       27                         58



                               ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                                 SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                                    (In Thousands)


Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                             BALANCE AT              BALANCE AT
                                                                             BEGINNING                 CLOSE
                                                                             OF YEAR                  OF YEAR
                                                                             ----------              ----------
AEP Texas Central Company                                                  $15,594                    $34,572
AEP Texas Commercial & Industrial  Retail Limited Partnership                   15                         10
AEP Texas Commercial & Industrial  Retail GP, LLC                                1                         52
AEP Texas North Company                                                      5,371                     13,290
AEP Texas POLR, LLC                                                              -                          1
AEP Texas Retail GP, LLC                                                         3                          -
AEP Resources Australia Holdings Pty, Ltd                                        5                          -
AEPR Ohio, LLC                                                                   -                         13
American Electric Power Company, Inc.                                          826                     12,149
Appalachian Power Company                                                   25,919                     70,481
Appalachian Power/Ohio Power Joint Account (Amos)                           15,368                          -
Appalachian Power/Ohio Power Joint Account (Sporn)                           4,305                          -
Blackhawk Coal Company                                                          17                         37
C3 Communications, Inc.                                                        295                        729
Cardinal Operating Company                                                     851                      3,940
Cedar Coal Co.                                                                 (14)                         2
Central and South West Corporation                                           1,634                     24,438
Central Appalachian Coal Company                                                 4                          -
Central Coal Company                                                             5                          4
Central Ohio Coal Company                                                      133                          -
Colomet, Inc.                                                                   17                         14
Columbus Southern Power Company                                             32,106                     69,857
Conesville Coal Preparation Company                                            190                        412
CSW Energy Services, Inc.                                                      373                        295
CSW Energy, Inc.                                                             1,056                      3,209
CSW International, Inc.                                                         78                     10,182
CSW Leasing, Inc.                                                                7                         (1)
CSW Power Marketing, Inc.                                                        -                        613
CSW Services International Inc.                                                  -                        289
Datapult Limited Partnership                                                    30                          -
Datapult, LLC                                                                   53                          -
Desert Sky Wind Farm LP                                                          -                         30
Diversified Energy Contractors Company, LLC                                      -                         (1)
Dolet Hills Lignite Company, LLC                                               280                        344
Energia de Mexicali S de R.L. de C.V.                                            1                          -
EnerShop Inc.                                                                   14                         27
Houston Pipe Line Company LP                                                   515                      2,094
HPL GP, LLC                                                                     13                          4
HPL HOLDINGS, INC                                                                -                          3
HPL Resources Company LP                                                         2                          3


                                                       Page 10A


             ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

              SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                (In Thousands)


Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                          BALANCE AT                BALANCE AT
                                                                           BEGINNING                   CLOSE
                                                                            OF YEAR                   OF YEAR
                                                                          ----------                 ---------
Indiana Michigan Power Company                                              $ 16,084                 $ 42,950
Indiana Michigan Power/AEP Generating Joint Account (Rockport)                 1,899                        -
Industry and Energy Associates LLC                                               115                      174
Jefferson Island Storage & Hub L. L. C.                                            3                        5
Kentucky Power Company                                                         2,965                   25,750
Kingsport Power Company                                                          801                    1,667
LIG Chemical Company                                                               -                        2
LIG Liquids Company, L.L.C.                                                       14                       17
LIG Pipeline Company                                                               2                        -
LIG, Inc.                                                                          3                       (1)
Louisiana Intrastate Gas Company, L.L.C                                           99                      129
Mutual Energy CPL  L.P.                                                            1                        -
Mutual Energy L.L.C.                                                               1                        4
Mutual Energy Service Company, L.L.C.                                            306                      695
Mutual Energy SWEPCO L.P.                                                          1                        -
Mutual Energy WTU L.P.                                                             1                        -
Newgulf Power Venture                                                              -                       28
Ohio Power Company                                                             8,737                   68,815
Ohio Power Company/Cook Coal Terminal                                            622                    1,028
POLR Power, L.P.                                                                   -                       21
Price River Coal Company, Inc.                                                     1                        -
Public Service Company of Oklahoma                                             8,802                   21,193
REP General Partner L.L.C.                                                        94                       21
REP Holdco Inc.                                                                   31                      575
SEEBOARD plc                                                                      39                       37
Simco, Inc.                                                                        -                        1
Southern Appalachian Coal Company                                                  3                      (10)
Southern Ohio Coal Company                                                       904                        -
Southern Ohio Coal Company/Martinka                                               24                        -
Southwestern Electric Power Company                                           10,344                   29,983
Trent Wind Farm LP                                                                 -                      914
Tuscaloosa Pipeline Company                                                       (1)                      (1)
United Sciences Testing, Inc.                                                      -                      589
Ventures Lease Co., LLC                                                            -                       24
West Virginia Power Company                                                        1                        -
Wheeling Power Company                                                           575                    2,405
Windsor Coal Company                                                             210                        -
                                                                           ---------                ---------

     TOTALS                                                                $ 194,052                $ 483,095
                                                                           =========                =========


                                                    Page 10B


                           ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                             SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                              (In Thousands)


Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                                                        TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                    PAYMENTS
-------------------------------------------------                                                     --------

BY COMPANY:
AEP Coal Co.                                                                                                  $ 11
AEP Communications, Inc.                                                                                         1
AEP Communications, LLC                                                                                        122
AEP Credit, Inc.                                                                                               461
AEP Elmwood LLC                                                                                                 34
AEP EmTech LLC                                                                                                   8
AEP Fiber Venture, LLC                                                                                           1
AEP Investments, Inc.                                                                                           30
AEP Memco LLC                                                                                                   38
AEP Ohio Commercial & Industrial Retail Company, LLC                                                            (3)
AEP Pro Serv, Inc.                                                                                           1,822
AEP Resources, Inc.                                                                                             26
AEP Texas Central Company                                                                                   18,788
AEP Texas North Company                                                                                      8,320
AEP T & D Services, LLC                                                                                          1
AEPES General and Administrative                                                                             8,258
American Electric Power Company, Inc.                                                                          647
Appalachian Power Company                                                                                  253,257
C3 Communications, Inc.                                                                                        453
C3 NETWORKS, LLC                                                                                                 2
Cardinal Operating Company                                                                                     785
Columbus Southern Power Company                                                                            165,557
Conesville Coal Preparation Company                                                                             11
CSW Energy Services, Inc.                                                                                      535
CSW Energy, Inc.                                                                                               114
Desert Sky Wind Farm LP                                                                                          2
Enershop Inc.                                                                                                   14
Houston Pipe Line Company LP                                                                                   170
Indiana Michigan Power Company                                                                             299,254
Kentucky Power Company                                                                                      63,786
Kingsport Power Company                                                                                        699
LIG Liquids Company, LLC                                                                                         4
Louisiana Intrastate Gas Company, LLC                                                                           15
Mutual Energy Service Company, LLC                                                                             253
Ohio Power Company                                                                                         546,365
Ohio Power Company/Cook Coal Terminal                                                                           14
Public Service Company of Oklahoma                                                                          13,207
Rep General Partner, LLC                                                                                        27

                                                Page 10C

                        ANNUAL REPORT OF American Electric Power Service Corporation

                                For the Year Ended December 31, 2002

                         SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
                                            (In Thousands)


Instructions: Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by subaccount should be provided.





                                                                                                     TOTAL
ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                  PAYMENTS
                                                                                                    --------
Southwestern Electric Power Company                                                                  $ 15,096
Trent Wind Farm LP                                                                                         11
Wheeling Power Company                                                                                    233
                                                                                                   ----------

     TOTAL                                                                                         $1,398,429
                                                                                                   ==========






FOR:
Interchange Power Pool & Transmission Agreements                                                   $1,288,183
Insurance                                                                                                 712
Employee Benefit Plans                                                                                  1,100
Membership Dues                                                                                           428
Trustee Fees                                                                                              275
Educational Programs                                                                                      526
Leases and Rents                                                                                       11,292
Outside Services                                                                                       86,704
Postage & Shipping                                                                                        455
Telephone Service                                                                                       2,582
Office Supplies & Expense                                                                               4,676
Miscellaneous                                                                                           1,496
                                                                                                   ----------

     TOTAL                                                                                         $1,398,429
                                                                                                   ==========

                                                      Page 10D


                              ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2002

                                    SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED
                                                      (In Thousands)

-------------------------------------------------------------------------------------------------------------------------

Instructions: Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary" listed below give and overall report of the fuel functions performed by the service company.

-------------------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                               LABOR           EXPENSES       TOTAL
-------------------                                                               -----           --------       -----
Account 152 - Fuel Stock Expenses Undistributed

Associate Companies
-------------------
AEP Generating Company                                                             $ 4               $ 3             $ 7
AEP Texas Central Company                                                           39                38              77
AEP Texas North Company                                                            123                81             204
AEPES General and Administrative                                                   249               301             550
Appalachian Power Company                                                          552               622           1,174
Cardinal Operating Company                                                         140               150             290
Columbus Southern Power Company                                                    265               310             575
Indiana Michigan Power Company                                                     368               388             756
Kentucky Power Company                                                             118               130             248
Ohio Power Company                                                                 701               778           1,479
Public Service Company of Oklahoma                                                  62                50             112
Southwestern Electric Power Company                                                 42                56              98
                                                                        ---------------   ---------------  --------------

       TOTALS                                                                  $ 2,663           $ 2,907         $ 5,570
                                                                        ===============   ===============  ==============


                    ANNUAL REPORT OF American Electric Power Service Corporation

                             For the Year Ended December 31, 2002

                          SCHEDULE VII - STORES EXPENSE UNDISTRIBUTED
                                      (In Thousands)


Instructions:  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.


ACCOUNT  DESCRIPTION
--------------------
Account 163 - Billable Stores Expense Undistributed                                      LABOR           EXPENSES         TOTAL
                                                                                         -----           --------         -----
Associate Companies
AEP Energy Services Gas Holding Company                                                    $ -               $ 12           $ 12
AEP Energy Services, Inc                                                                     1                 40             41
AEP Energy Services Limited                                                                  -                  2              2
AEP Generating Company                                                                       -                  2              2
AEP Pro Serv, Inc.                                                                           -                 (7)            (7)
AEP Resources, Inc.                                                                          -                  1              1
AEP Texas Central Company                                                                  733                943          1,676
AEP Texas North Company                                                                    357                450            807
American Electric Power Company, Inc.                                                        -                  9              9
Appalachian Power Company                                                                1,077              1,392          2,469
Cardinal Operating Company                                                                  78                 88            166
Columbus Southern Power Company                                                            423              1,452          1,875
Conesville Coal Preparation Company                                                          1                  -              1
Cook Coal Terminal                                                                           3                  2              5
CSW Energy, Inc.                                                                             -                  6              6
Indiana Michigan Power Company                                                             601                709          1,310
Kentucky Power Company                                                                     154                182            336
Kingsport Power Company                                                                     12                 17             29
Ohio Power Company                                                                       1,074              1,351          2,425
Public Service Company of Oklahoma                                                         501                596          1,097
Rep Holdco Inc.                                                                              -                  1              1
Southwestern Electric Power Company                                                        490                615          1,105
Wheeling Power Company                                                                      20                 25             45

TOTALS                                                                                 $ 5,525            $ 7,888       $ 13,413

                                                      Page 12


                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2002

                                 SCHEDULE VIII - MISCELLANEOUS CURRENT AND ACCRUED ASSETS
                                                      (In Thousands)

---------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.

---------------------------------------------------------------------------------------------------------------------------

                                                                              BALANCE AT                  BALANCE AT
                                                                              BEGINNING                      CLOSE
ACCOUNT DESCRIPTION                                                            OF YEAR                      OF YEAR

Account 174 - Miscellaneous Current and Accrued Assets                                  $ -                            $ -
                                                                           -----------------         ----------------------

     TOTALS                                                                             $ -                            $ -
                                                                           =================         ======================



                             ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                                    SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS
                                                   (In Thousands)

-----------------------------------------------------------------------------------------------------------------------

Instructions:  Provide detail of items in this account.  Items less than $10,000 may be grouped by class showing the number of items in each class.

-----------------------------------------------------------------------------------------------------------------------

                                                                              BALANCE AT              BALANCE AT
                                                                              BEGINNING                 CLOSE
ACCOUNT DESCRIPTION                                                            OF YEAR                 OF YEAR

Account 186 - Miscellaneous Deferred Debits
Regulatory Asset - Postemployment Benefits                                            $ 324                        $ -
Regulatory Asset - Taxes                                                                  -                        379
Unbilled Charges                                                                      1,273                      3,169
                                                                           -----------------    -----------------------

     TOTALS                                                                         $ 1,597                    $ 3,548
                                                                           =================    =======================


                          ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                         SCHEDULE X - RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES
                                               (In Thousands)

-----------------------------------------------------------------------------------------------------------------

Instructions:  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-----------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                                                   AMOUNT

Account 188 - Billable Research, Development, or Demonstration Expenditures
Transmission and Distribution                                                                            $ 4,033
Steam Power                                                                                                6,056
Hydro                                                                                                        749
Nuclear                                                                                                    2,294
General Activities                                                                                         7,387
                                                                                                  ---------------

     TOTAL                                                                                              $ 20,519
                                                                                                  ===============



                                        ANNUAL REPORT OF American Electric Power Service Corporation

                                                 For the Year Ended December 31, 2002

                                                   SCHEDULE XI - PROPRIETARY CAPITAL
                                           (Dollars in thousands except per share amounts)


                                              NUMBER OF SHARES         PAR OR STATED               OUTSTANDING CLOSE OF PERIOD
ACCOUNT NUMBER    CLASS OF STOCK                 AUTHORIZED           VALUE PER SHARE        NO. OF SHARES       TOTAL AMOUNT
--------------    --------------              ----------------        ---------------        -------------       ------------

Account  201      Common Stock Issued            20,000                 $ 100                 13,500                     $ 1,350
Account  201      Common Stock Issued            10,000                    10                 10,000                         100
                                                                                                               ------------------
                                                                                              TOTAL                      $ 1,450
                                                                                                               ==================

---------------------------------------------------------------------------------------------------------------------------------

Instructions:  Classify amounts in each account with brief explanation, disclosing the general nature of transactions which give rise to the reported amounts.

---------------------------------------------------------------------------------------------------------------------------------

ACCOUNT DESCRIPTION                                                                                             AMOUNT
Account 211 - Miscellaneous Paid-In Capital
                      Other Comprehensive Income - Minimum Pension Liability                                      $ (126,763)

Account 215 - Appropriated Retained Earnings                                                                               -
                                                                                                           ------------------

     TOTAL                                                                                                        $ (126,763)
                                                                                                           ==================

---------------------------------------------------------------------------------------------------------------------------------

Instructions: Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System of Accounts. For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.


----------------------------------------------------------------------------------------------------------------------------------

                                                       BALANCE AT                                                    BALANCE AT
                                                       BEGINNING           NET INCOME          DIVIDENDS               CLOSE
ACCOUNT DESCRIPTION                                     OF YEAR             OR (LOSS)            PAID                 OF YEAR
-------------------                                    ----------          ----------          ---------            ------------
Account 216 - Unappropriated Retained Earnings      $      -              $    -              $    -                 $      -
                                                   -------------         -----------         -----------         ------------------
                                                   -------------         -----------         -----------         ------------------
     TOTALS                                         $      -              $    -              $    -                 $      -
                                                   =============         ===========         ===========         ==================



                                           ANNUAL REPORT OF American Electric Power Service Corporation

                                                       For the Year Ended December 31, 2002

                                                          SCHEDULE XII - LONG-TERM DEBT
                                                                  (In Thousands)


Instructions:  Advances from associate companies should be reported separately for advances on notes, and advances on open accounts.  Names of associate companies from which advances were received shall be shown under the class and series of obligation column.  For Account 224 -Other long-term debt, provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.


                          TERM OF OBLIGATION                                       BALANCE AT                           BALANCE AT
NAME OF                     CLASS & SERIES      DATE OF   INTEREST      AMOUNT      BEGINNING              DEDUCTIONS      CLOSE
CREDITOR                     OF OBLIGATION     MATURITY     RATE      AUTHORIZED     OF YEAR   ADDITIONS       (1)        OF YEAR
--------                  ------------------   --------   --------    ----------   ----------  ---------   ----------   ----------
Account 223 -
Advances From
Associate Companies                              None       None       $ 1,100       $ 1,100       $ -         $ -      $   1,100
                                                                      --------      --------      -----      -------     --------
Account 224 -
Other Long-Term Debt:
Connecticut Bank & Trust
Company (as Trustee),
Series E Mortgage Notes                       12/15/2008   9.600        70,000        46,000         -         2,000       44,000
Suntrust Bank                                 10/14/2003   6.355        10,000        10,000         -             -       10,000
                                                                      --------      --------      -----      -------     --------

SUBTOTALS                                                               80,000        56,000         -         2,000       54,000
                                                                      --------      --------      -----      -------     --------


TOTALS                                                                $ 81,100      $ 57,100       $ -       $ 2,000     $ 55,100
                                                                      ========      ========      =====      =======     ========


(1) Give an explanation of deductions:
Loan Payments.  See Note 7, Schedule XIV for further explanation of dates of maturity.



                              ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2002

                                    SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                                     (In Thousands)

Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.





                                                                                        BALANCE AT             BALANCE AT
                                                                                         BEGINNING                CLOSE
ACCOUNT DESCRIPTION                                                                       OF YEAR                OF YEAR
-------------------                                                                      ----------            -----------
Account 233 - Notes Payable to Associate Companies
  American Electric Power Company, Inc.                                                       $ -              $ 272,785

     TOTALS                                                                                   $ -              $ 272,785

Account 234 - Accounts Payable to Associate Companies
   AEP Communications, LLC                                                                   $ 56                  $ 343
   AEP Credit, Inc.                                                                             -                     41
   AEP EmTech LLC                                                                               -                     30
   AEP Energy Services Gas Holding Company                                                      -                    198
   AEP Energy Services Limited                                                                 13                     21
   AEP Energy Services, Inc.                                                                  319                      -
   AEP Fiber Venture, LLC                                                                      20                      -
   AEP Investments, Inc.                                                                       74                     16
   AEP Pro Serv, Inc.                                                                         201                  2,048
   AEP Resources, Inc.                                                                         73                    269
   AEP Texas Central Company                                                                4,400                  2,676
   AEP Texas North Company                                                                    906                    956
   AEPES General and Administrative                                                             -                  2,210
   American Electric Power Company, Inc.                                                    3,846                 10,850
   Appalachian Power Company                                                                 (380)                20,987
   Appalachian Power/Ohio Power Joint Account (Amos)                                          257                      -
   Appalachian Power/Ohio Power Joint Account (Sporn)                                         380                      -
   C3 Communications, Inc.                                                                      -                     31
   Cardinal Operating Company                                                                  31                    299
   Cedar Coal Co.                                                                              24                     24
   Central and South West Corporation                                                       2,141                     90
   Columbus Southern Power Company                                                         21,223                 12,093
   Conesville Coal Preparation Company                                                          -                     16
   CSW Energy Services, Inc.                                                                    -                     57
   CSW Energy, Inc.                                                                             -                    151
   Datapult, LLC                                                                                -                    107
   Dolet Hills Lignite Company, LLC                                                             -                     16
   Indiana Michigan Power Company                                                           8,061                 25,822
   Indiana Michigan Power/AEP Generating Joint Account (Rockport)                              34                      -
   Kentucky Power Company                                                                     528                  3,686
   Kingsport Power Company                                                                     (7)                 1,131
   Louisiana Intrastate Gas Company, L.L.C.                                                    57                      -
   LIG Chemical Company                                                                     5,804                      -
   LIG Liquids Company, L.L.C.                                                                 41                      -


Account 234 - Accounts Payable to Associate Companies (con't)
   Mutual Energy Service Company, L.L.C.                                                        -                     42
   Ohio Power Company                                                                      29,353                 56,362
   Ohio Power Company/Cook Coal Terminal                                                        -                     24
   Public Service Company of Oklahoma                                                       4,947                  2,731
   Southwestern Electric Power Company                                                      3,534                  2,484
   Trent Wind Farm LP                                                                           -                    957
   Wheeling Power Company                                                                      16                    682
   Miscellaneous                                                                               17                     32
                                                                                         --------              ---------
     TOTALS                                                                              $ 85,969              $ 147,482
                                                                                         ========              =========

                                                   Page 18A


                             ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                                    SCHEDULE XIII - CURRENT AND ACCRUED LIABILITIES
                                                    (In Thousands)

Instructions: Provide balance of notes and accounts payable to each associate company. Give description and amount of miscellaneous current and accrued liabilites. Items less than $10,000 may be grouped, showing the number of items in each group.





                                                                                        BEGINNING                 CLOSE
                                                                                         OF YEAR                 OF YEAR
                                                                                        ---------               --------
Account 242 - Miscellaneous Current and Accrued Liabilities
Accrued Payroll                                                                             $ -                $ 12,174
   Control Cash Disbursements Accounts                                                    9,919                  17,111
   Control Payroll Disbursement Accounts                                                  3,962                   2,860
   Deferred Compensation Benefits                                                           809                     701
   Employee Benefits                                                                        985                  13,412
   Incentive Pay                                                                        333,295                  64,481
   Real and Personal Property Taxes                                                         142                     356
   Rent on John E. Dolan Engineering Laboratory                                             747                     704
   Rent on Personal Property                                                                195                   1,400
   Severance Pay                                                                          9,875                  37,556
   Vacation Pay                                                                          40,348                  44,124
   Workers' Compensation                                                                    552                   1,351
   Misc. Current and Accrued Liabilities                                                    487                    (166)

     TOTALS                                                                           $ 401,316               $ 196,064


                                                Page 18B

            ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

Instructions: The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.




1.   SIGNIFICANT ACCOUNTING POLICIES:

Organization

American Electric Power Service Corporation (the Company or AEPSC) is a wholly-owned subsidiary of American Electric Power Company, Inc. (AEP Co., Inc.), a public utility holding company. The Company provides certain managerial and professional services including administrative and engineering services to the affiliated companies in the American Electric Power (AEP) System and periodically to unaffiliated companies.

Merger

On June 15, 2000, AEP Co., Inc. merged with Central and South West Corporation
(CSW) so that CSW became a wholly-owned subsidiary of AEP Co., Inc. On December 31, 2000, AEP Co., Inc. combined its investment in the net assets of CSW Services, Inc., a wholly-owned service company of CSW, with its investment in AEPSC. Since the merger of AEP and CSW was accounted for as a pooling of interests, the financial statements of AEPSC give retroactive effect to the combination of AEPSC and CSW Services, Inc. as if they had always been combined.

Regulation and Basis of Accounting

As a subsidiary of AEP Co., Inc., AEPSC is subject to regulation by the Securities and Exchange Commission (SEC) under the Public Utility Holding Company Act of 1935 (1935 Act).

The Company's accounting conforms to the Uniform System of Accounts for Mutual and Subsidiary Service Companies prescribed by the SEC pursuant to the 1935 Act. As a cost-based rate-regulated entity, AEPSC's financial statements reflect the actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate regulated. In accordance with the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) 71, "Accounting for the Effects of Certain Types of Regulation" (SFAS 71), the financial statements include regulatory assets (deferred expenses) and regulatory liabilities (deferred revenues) recorded in accordance with regulatory actions to match expenses and revenues in cost-based rates. Regulatory assets are expected to be recovered in future periods through billings to affiliated companies and regulatory liabilities are expected to reduce future billings. The Company has reviewed all the evidence currently available and concluded that it continues to meet the requirements to apply SFAS 71. Among other things application of SFAS 71 requires that the Company's billing rates be cost-based regulated. In the event a portion of the Company's business were to no longer meet those requirements, net regulatory assets would have to be written off for that portion of the business and long-term assets would have to be tested for possible impairment. If net regulatory assets were written off, the amounts would be recoverable from affiliated companies.

Recognized regulatory assets and liabilities are comprised of the following:

                                 December 31,
                                 2002   2001
                                (in thousands)
Regulatory Assets:
 Unamortized Loss on
  Reacquired Debt               $2,911 $ 2,953
 Postretirement Benefits          -        324
                                ------ -------
  Total Regulatory Assets       $2,911 $ 3,277
                                ====== =======

Regulatory Liabilities:
 Deferred Amounts Due to
  Affiliates for Income
  Tax Benefits                  $5,864 $12,756
 Deferred Investment
   Tax Credits                     800     851
                                ------ -------
  Total Regulatory Liabilities  $6,664 $13,607
                                ====== =======

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires in certain instances the use of management's estimates. Actual results could differ from those estimates.

Operating Revenues and Expenses

Services rendered to both affiliated and unaffiliated companies are provided at cost. The charges for services include no compensation for the use of equity capital, all of which is furnished by AEP Co., Inc. The costs of the services are determined on a direct charge basis to the extent practicable and on reasonable bases of proration for indirect costs.


Income Taxes

The Company follows the liability method of accounting for income taxes as
prescribed by SFAS 109,  "Accounting for Income Taxes."   Under the
liability method, deferred income taxes are provided for all temporary differences between the book cost and tax basis of assets and liabilities which will result in a future tax consequence. Where the flow-through method of accounting for temporary differences is reflected in billings, (that is, deferred taxes are not included in the cost of determining regulated billings for services), deferred income taxes are recorded and related regulatory assets and liabilities are established in accordance with SFAS 71.

Investment Tax Credits

Investment tax credits have been accounted for under the flow-through method unless they have been deferred in accordance with regulatory treatment. Investment tax credits that have been deferred are being amortized over the life of the related investment.

Property

Property is stated at original cost. Land, structures and structural improvements are generally subject to first mortgage liens. Depreciation is provided on a straight-line basis over the estimated useful lives of the property. The annual composite depreciation rate was 10% and 8% for the years ended December 31, 2002 and 2001, respectively.

In the fourth quarter of 2002, AEPSC transferred $128 million of capitalized software costs to other AEP affiliated companies.

Investments

Investments include the cash surrender value of trust owned life insurance policies held under a grantor trust to provide funds for non-qualified deferred compensation plans sponsored by the Company.

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted special deposits, working funds and temporary cash investments with original maturities of three months or less.

Debt

With SEC staff approval, gains and losses on reacquired debt are deferred and amortized over the term of the replacement debt.

Debt issuance expenses are amortized over the term of the related debt, with the amortization included in interest charges.

                                     Page 19A

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

Comprehensive Income (Loss)

Comprehensive Income (Loss) is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. Comprehensive Income (Loss) has two components, net income and Other Comprehensive Income (Loss) (OCI). OCI is included on the balance sheet in the equity section.

Accumulated Other Comprehensive Loss related to the Minimum Pension Liability for AEPSC as of December 31, 2002 and 2001 was $127 million, and $10 million, respectively.

Reclassification

Certain prior year amounts were reclassified to conform with current year presentation.

Guarantees

In November 2002, the FASB issued FASB Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN 45) which clarifies the accounting to recognize a liability related to issuing a guarantee, as well as additional disclosures of guarantees. This new guidance is an interpretation of SFAS 5, 57, and 107 and a rescission of FIN 34. The initial recognition and initial measurement provisions of FIN 45 is effective on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of FIN 45 are effective for financial statements of interim or annual periods ending after December 15, 2002.

AEPSC leases certain equipment under a master operating lease administered by AEP. Under the lease agreement, the lessor is guaranteed to receive up to 87% of the unamortized balance of the equipment at the end of the lease term. If the fair market value of the leased equipment is below the unamortized balance at the end of the lease term, we have committed to pay the difference between the fair market value and the unamortized balance, with the total guarantee not to exceed 87% of the unamortized balance. At December 31, 2002, the maximum potential loss for these lease agreements was approximately $14.5 million assuming the fair market value of the equipment is zero at the end of the lease term.

2.   COMMITMENTS AND CONTINGENCIES:

The Company is involved in a number of legal proceedings and claims. While management is unable to predict the outcome of litigation, any potential liability which may result therefrom would be recoverable from affiliated companies.

3.   BENEFIT PLANS:

The Company participates in two qualified pension plans and two nonqualified pension plans which cover all employees. Net pension costs (credit) for the years ended December 31, 2002 and 2001 were $3.1 million and $(7.3) million, respectively.

The investment returns and declining discount rates have changed the status of our qualified plans from over funded (plan assets in excess of projected benefit obligations) to an under funded position (plan assets are less than projected benefit obligations). Due to the qualified plans currently being under funded, we recorded a charge to OCI of $117 million in 2002. The charge to OCI does not affect earnings or cash flow. Also, because of the recent reduction in the funded status of our qualified plans, we expect to make cash contributions to our qualified plans of approximately $29 million in 2003 increasing to approximately $38 million per year by 2005. A charge of $6 million related to nonqualified plans was made to OCI in 2001.

                                     Page 19B

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS


Postretirement Benefits Other Than Pensions are provided for retired employees for medical and death benefits under an AEP System plan. The Company's annual accrued cost was $26.1 million in 2002 and $20.2 million in 2001.

Defined contribution employee savings plans required that the Company make contributions to this plan totaling $21.3 million in 2002 and $18.8 million in 2001.

4.   FINANCIAL INSTRUMENTS AND RISK
     MANAGEMENT:

The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value because of the short-term maturities of these instruments. The fair value of long-term debt, excluding advances from Parent Company, was $63 million and $65 million at December
31, 2002 and 2001, respectively. The balances are based on quoted market prices for similar issues and the current interest rates offered for debt of the same remaining maturities. The carrying amount for long-term debt, excluding advances from AEP Co., Inc., was $54 million at December 31, 2002, and $56 million at December 31, 2001.

The Company is subject to market risk as a result of changes in interest rates primarily due to short-term and long-term borrowings used to fund its business operations. The debt portfolio has fixed and variable interest rates with terms from one day to eight years at December 31, 2002. A near term change in interest rates should not materially affect results of operations or financial position since the Company would not expect to liquidate its entire debt portfolio in a one year holding period.

5.   INCOME TAXES:

The details of income taxes are as follows:

                                Year Ended
                               December 31,
                               -----------
                           2002          2001
                           ----          ----
                              (in thousands)

Current (net)            $(103,044)    $ 76,480
Deferred (net)             104,522      (63,061)
Deferred Investment
 Tax Credits (net)             (51)         (51)
                         ---------     --------
  Total Income Taxes     $   1,427     $ 13,368
                         =========     ========


                                      Page 19C

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS


      The following is a reconciliation of the difference between the amount of income taxes computed by multiplying book income before income taxes by the federal statutory tax rate, and the total amount of income taxes.

                                   Year Ended
                                  December 31,
                                  -----------
                                 2002      2001
                                 ----      ----
                                 (in thousands)

Net Income                      $  -       $  -
Income Taxes                     1,427    13,368
                               -------   -------
Pre-Tax Income                 $ 1,427   $13,368
                               =======   =======

Income Tax on Pre-Tax
 Income at Statutory
 Rate (35%)                     $  499   $ 4,678
Increase (Decrease)
 in Income Tax Resulting
 from the Following Items:
    Trust Owned Life
     Insurance                   3,706       775
    Corporate Owned
     Life Insurance               (741)      859
    State and Local
     Income Taxes               (4,163)    7,000
    Other                        2,126        56
                               -------   -------

Total Income Taxes             $ 1,427   $13,368
                               =======   =======

Effective Income Tax Rate         N.M.        N.M.





The following tables show the elements of the net deferred tax asset and the significant temporary differences:
                                      December 31,
                                      -----------
                                    2002       2001
                                    ----       ----
                                    (in thousands)

Deferred Tax Assets               $156,092   $185,586
Deferred Tax Liabilities          (106,127)   (86,688)
                                  --------   --------
  Net Deferred Tax Assets         $ 49,965   $ 98,898
                                  ========   ========

Property Related Temporary
  Differences                     $(20,573)  $(21,224)
Deferred and Accrued Compensation   43,635    108,886
Capitalized Software Cost          (67,165)   (44,654)
Deferred Income Taxes on Other
  Comprehensive Income              62,860      -
Accrued Pension Expense             10,729     19,832
Accrued Vacation Pay                 8,888     12,643
Post-Retirement Benefits            12,798      8,956
Deferred State Income Taxes           (204)     6,725
Amounts Due to Affiliates
  For Future Income Taxes            1,991      2,122
All Other (net)                     (2,994)     5,612
                                  --------   --------
  Net Deferred Tax Assets         $ 49,965   $ 98,898
                                  ========   ========

                                       Page 19D

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

The Company joins in the filing of a consolidated federal income tax return with its affiliates in the AEP System. The allocation of the AEP System's current consolidated federal income tax to the System companies is in accordance with SEC rules under the 1935 Act. These rules permit the allocation of the benefit of current tax losses utilized to the System companies giving rise to them in determining their current tax expense.
The tax loss of the System parent company, AEP Co., Inc., is allocated to its subsidiaries with taxable income. With the exception of the tax loss of the system parent company, the method of allocation approximates a separate return result for each company in the consolidated group.

The AEP System has settled with the IRS all issues from the audits of the consolidated federal income tax returns for the years prior to 1991.
The AEP System has received Revenue Agent's Reports from the IRS for the years 1991 through 1996, and have filed protests contesting certain proposed adjustments. Returns for the years 1997 through 2000 are presently being audited by the IRS. Management is not aware of any issues for open tax years that upon final resolution are expected to have a material adverse effect on results of operations.

COLI Litigation - On February 20, 2001, the U.S. District Court for the Southern District of Ohio ruled against AEP System companies in its suit against the United States over deductibility of interest claimed in their consolidated federal income tax return related to a corporate owned life insurance (COLI) program. The suit was filed to resolve the IRS' assertion that interest deductions for the COLI program should not be allowed.
In 1998 and 1999 the Company paid the disputed taxes and interest attributable to COLI Interest deductions for taxable years 1991-98 to avoid the potential assessment by the IRS of additional interest on the contested tax. The payments were included in investments pending the resolution of this matter. As a result of the U.S. District Court's decision to deny the COLI interest deductions, expenses were increased by $38 million in 2000, which were billed to the affiliated companies. The Company has filed an appeal of the U.S. District Court's decision with the U.S. Court of appeals for the 6th Circuit.

6.   LEASES:

Leases of structures, improvements, office furniture and miscellaneous equipment are for periods of up to 30 years and require payments of related property taxes, maintenance and operating costs. The majority of the leases have purchase or renewal options and will be renewed or replaced by other leases.

The components of lease rental costs are as follows:

                                      Year Ended
                                      December 31,
                                      -----------
                                    2002     2001
                                    ----     ----
                                    (in thousands)
Lease Payments on
 Operating Leases                 $18,451  $10,485
Amortization of Capital Leases     18,986   25,044
Interest on Capital Leases          2,250    3,996
                                  -------  -------
Total Lease Rental Costs          $39,687  $39,525
                                  =======  =======

                              Page 19E

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS

Property under capital leases and related obligations recorded on the Balance Sheets are as follows:

                                    December 31,
                                    -----------
                                   2002      2001
                                   ----      ----
                                   (in thousands)
Property Under Capital Leases:
 Structures and Improvements     $ 11,754  $ 11,754
 Office Furniture and
  Miscellaneous Equipment          79,525   101,532
  Total Property Under
   Capital Leases                  91,279   113,286
Accumulated Amortization           53,628    58,748
                                 --------  --------
  Net Property Under
   Capital Leases                $ 37,651  $ 54,538
                                 ========  ========

Obligations Under Capital Leases*:
 Noncurrent Liability             $22,383   $32,212
 Liability Due Within One Year     15,701    22,326
                                  -------   -------
  Total Obligations Under
   Capital leases                 $38,084   $54,538
                                  =======   =======

* Represents the present value of future minimum lease payments.

Property under operating leases and related obligations are not included in the Balance Sheets. Future minimum lease payments for capital leases consisted of the following at December 31, 2002:

                            Capital   Operating
                            Leases     Leases
                            ------     ------
                               (in thousands)

2003                        $17,777    $21,818
2004                          9,567     17,495
2005                          4,407      8,188
2006                          2,823      3,096
2007                          1,639      2,284
Later Years                  12,889      6,455
                            -------    -------
Total Future Minimum
 Lease Rentals               49,102     59,336
Less Estimated Interest
 Element                     11,018       -
                            -------    -------
Estimated Present Value
 of Future Minimum Lease
 Rentals                    $38,084    $59,336
                            =======    =======

7.   LONG-TERM DEBT:

Long-term debt was outstanding as follows:

                          Interest      December 31,
                            Rate       2002     2001
                            ----       ----     ----
                                     (in thousands)
Notes Payable to Banks:
     Due October 2003      6.355%   $10,000   $10,000
Mortgage Notes:
     Series E (a)          9.60%     44,000    46,000
Advances from
  Parent Company (b)                  1,100     1,100
                                    -------   -------
                                     55,100    57,100
  Less Portion Due Within One Year   12,000     2,000
                                    -------   -------
         Total                      $43,100   $55,100
                                    =======   =======

(a) Due in annual installments of $2,000,000 until 2007 and the balance in December 2008.
(b) The advances from parent company are non-interest bearing and have no due date.

                                  Page 19F

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS


Long-term debt outstanding at December 31, 2002 is payable as follows:

              Principal
               Amount
               ------
           (in thousands)

2003              $12,000
2004                2,000
2005                2,000
2006                2,000
2007                2,000
Later Years        35,100
                  -------
  Total           $55,100
                  =======

8.  SEGMENT INFORMATION:

The Company  has  one  reportable segment.   The  Company provides certain
managerial and professional services including administrative and engineering services. For the years ended December 31, 2002 and 2001, all of the Company's revenues are derived from managerial and professional services including administrative and engineering services in the United States.

9.    MERGER AND ACQUISITIONS COSTS:

The cost of services performed by AEPSC related to mergers and acquisitions are charged to AEP Co., Inc. or its regulated affiliates or nonregulated affiliates as appropriate. Such costs would be charged to AEP's regulated utilities only if the merger or acquisition pertained to them. Merger costs of AEP Co., Inc. with Central and South West Coproration that were allowed to be recovered from rate-payers were recorded on the electric utility affiliates' books.

10.   SHORT-TERM DEBT BORROWINGS:

In June 2000 the AEP System established a Money Pool, to coordinate short-term borrowings for certain subsidiaries, primarily the domestic electric utility operating companies. The operation of the Money Pool is designed to match on a daily basis the available cash and borrowing requirements of the participants, thereby minimizing the need for short-term borrowings from external sources and increasing the interest income for participants with available cash. Participants with excess cash loan funds to the Money Pool reducing the amount of external funds AEP needs to borrow to meet the short-term cash requirements of other participants whose short-term cash requirements are met through advances from the Money Pool. AEP borrows the funds on a daily basis, when necessary, to meet the net cash requirements of the Money Pool participants. A weighted average daily interest rate which is calculated based on the outstanding short-term debt borrowings made by AEP is applied to each Money Pool participant's daily outstanding investment or debt position to determine interest income or interest expense. The Money Pool participants include interest income in nonoperating income and interest expense in interest charges. As a result of becoming a Money Pool participant, AEPSC retired its short-term debt. At December 31, 2002 AEPSC is a net borrower and at December 31, 2001 a net lender from the Money Pool and reports its receivable position as Advances to Affiliates and it debt position as Advances from Affiliates on the balance sheets.

AEPSC incurred interest expense of $3,753,000 and $3,656,000 for amounts borrowed from the AEP Money Pool in 2002 and 2001, respectively, and earned interest income of $873,000 for amounts advanced to the AEP Money Pool for the year 2001.

                                     Page 19G

          ANNUAL REPORT OF American Electric Power Service Corporation

                      For the Year Ended December 31, 2002

                   SCHEDULE XIV - NOTES TO FINANCIAL STATEMENTS


11.      SUSTAINED EARNINGS INITIATIVE:

In  response to difficult conditions in AEP's business, a Sustained
Earnings Improvement (SEI) initiative was undertaken company-wide in the fourth quarter of 2002, as a cost-saving and revenue-building effort to build long-term earnings growth.

Termination benefits expense relating to 701 terminated AEPSC employees totaling $48 million pre-tax was recorded in the fourth quarter of 2002 and was allocated among all AEP subsidiaries. As of December 31, 2002, total termination benefits accrued were $42 million. Management determined that the termination of the employees under the SEI initiative did not constitute a curtailment under the provisions of SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension
Plans and for Termination Benefits".


12.      ASSET IMPAIRMENT:

In the fourth quarter of 2002, AEP began to market an under-utilized office building in Dallas, TX obtained through the merger with CSW. One prospective buyer has executed an option to purchase the building.
Sale of the facility is projected by second quarter 2003 and an estimated 2002 pre-tax loss on disposal of $15.7 million has been recorded, based on the option sale price. The estimated loss is included in Asset Impairment on AEPSC Statements of Income.



                                        Page 19H

                     ANNUAL REPORT OF American Electric Power Service Corporation

                                 For the Year Ended December 31, 2002

                              SCHEDULE XV - COMPARATIVE INCOME STATEMENT
                                            (In Thousands)

    ACCOUNT     DESCRIPTION                                                    CURRENT         PRIOR
                                                                                YEAR            YEAR

                                                                            -------------   ------------
                INCOME
      454       Rents from electric properties - NAC                                $ 26            $ 5
      456       Other electric revenues                                                -              1
      457       Services rendered to associate companies                       1,370,537      1,274,210
      458       Services rendered to non associate companies                      20,105         14,956
      419       Interest  income - other                                             165            878
      421       Miscellaneous income or loss                                         978            261
      447       Impact studies                                                         -         (2,888)
                                                                            -------------   ------------
                     TOTAL INCOME                                              1,391,811      1,287,423
                                                                            -------------   ------------
                EXPENSES
    500-559     Power production                                                 161,741        316,672
    560-579     Transmission                                                      34,222         29,859
    580-599     Distribution                                                      51,512         49,562
    780-860     Trading                                                           10,751          3,390
    901-903     Customer accounts expense                                        127,068        151,292
      904       Uncollectible - Misc. Receivable                                      10              -
      905       Miscellaneous customer accounts                                    2,948          2,833
    906-917     Customer service & information                                    10,558         13,866
      920       Salaries and wages                                               372,865        340,291
      921       Office supplies and expenses                                     109,168         98,907
      922       Administrative expense transferred - credit                     (310,907)      (303,697)
      923       Outside services employed                                         83,773         93,937
      924       Property insurance                                                   223            141
      925       Injuries and damages                                              10,601          8,043
      926       Employee pensions and benefits                                   123,884         87,272
      928       Regulatory commission expense                                         53            230
     930.1      General advertising expenses                                       1,703          2,796
     930.2      Miscellaneous general expenses                                     7,718          6,091
      931       Rents                                                             63,317         89,882
      935       Maintenance of structures and equipment                           35,968         26,161
      402       Maintenance Expense                                                   31              -
    403-405     Depreciation and amortization expense                             30,463         13,598
      408       Taxes other than income taxes                                     50,078         42,909
      409       Income taxes                                                    (103,044)        76,481
      410       Provision for deferred income taxes                              190,302        124,713
      411       Provision for deferred income taxes - credit                     (85,831)      (187,825)
     411.7      Loss from disposition of plant                                    15,730              -
      416       Expense - sports lighting                                            857            897
      417       Administrative - business venture                                    119            638
      418       Non-Operating rental income                                          161             69
     426.1      Donations                                                          2,979          5,106
 426.3 - 426.5  Other deductions                                                   6,695          6,404
      427       Interest on long-term debt                                         5,044          4,979
      428       Amortization of debt discount and expense                            427            427
      430       Interest on debt to associate companies                            3,753          3,656
      431       Other interest expense                                               912            382
      432       Borrowed funds - construction - credit                            (2,984)        (3,691)
                                                                            -------------   ------------
                     TOTAL EXPENSE - INCOME STATEMENT                          1,012,868      1,106,271
                                                                            -------------   ------------

                COST OF SERVICE - BALANCE SHEET
      107       Construction work in progress                                    312,790        130,111
      108       Retirement work in progress                                        8,417          4,883
      120       Nuclear fuel                                                           -              -
      124       Investments                                                           46           (335)
      151       Fuel stock                                                         5,421          3,585
      152       Fuel stock expense undistributed                                   5,570          5,685
      163       Stores expense undistributed                                      13,413          8,679
      182       Regulatory Assets                                                    (24)         4,602
      183       Preliminary survey and investigation charges                           -              -
      184       Clearing accounts                                                    857          2,397
      186       Miscellaneous deferred debits                                     11,934         14,610
      188       Research, development, or demonstration expenses                  20,519          6,935
                                                                            -------------   ------------
                     TOTAL COST OF SERVICE - BALANCE SHEET                       378,943        181,152
                                                                            -------------   ------------

                     NET INCOME OR (LOSS)                                            $ -            $ -
                                                                            =============   ============


                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2002

                                      ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                                          (In Thousands)

                                                            DIRECT             INDIRECT           COMPENSATION          TOTAL
                                                            COSTS               COSTS              FOR USE              AMOUNT
NAME OF ASSOCIATE COMPANY                                  CHARGED             CHARGED            OF CAPITAL            BILLED
                                                       -----------------   -----------------   -----------------   -----------------
                                                            457 .1              457 .2              457 .3
AEP C&I Company, LLC                                               $ 28                 $ 4                 $ -                $ 32
AEP Coal Company                                                  2,651                 705                   -               3,356
AEP Communications, Inc.                                             64                   9                   -                  73
AEP Communications, LLC                                           1,799                 643                  (4)              2,438
AEP Credit, Inc.                                                    642                 128                  (1)                769
AEP Delaware Investment Company                                      13                   2                   -                  15
AEP Delaware Investment Company II                                   77                  10                   -                  87
AEP Desert Sky LP, LLC                                              481                  68                   -                 549
AEP Desert Sky GP, LLC                                                1                   -                   -                   1
AEP Elmwood LLC                                                      96                   8                   -                 104
AEP EmTech LLC                                                    2,044                 678                   -               2,722
AEP Energy Management, LLC                                            -                   -                   -                   -
AEP Energy Services (Australia ) Pty Ltd                            484                   -                   -                 484
AEP Energy Services Gas Holding Company                           8,391                 961                  (1)              9,351
AEP Energy Services Gas Holdings II LLC                               6                   1                   -                   7
AEP Energy Services General and Administrative                   68,853               8,341                 (13)             77,181
AEP Energy Services, Inc.                                             -                   -                   -                   -
AEP Energy Services Limited                                       1,648                 201                   -               1,849
AEP Energy Services Nordic S/A                                        8                   2                   -                  10
AEP Energy Services Power Trading                                     1                   -                   -                   1
AEP Energy Services UK Generation Limited                           224                  45                   -                 269
AEP Energy Services Ventures, Inc.                                   20                   3                   -                  23
AEP Energy Services Ventures II, Inc.                                 2                   -                   -                   2
AEP Fiber Venture, LLC                                                1                (515)                  -                (514)
AEP Gas Marketing LP                                                 31                   7                   -                  38
AEP Gas Power GP, LLC                                               254                  21                   -                 275
AEP Gas Power System, LLC                                           319                  53                   -                 372
AEP Generating Company                                            1,423                 204                   -               1,627
AEP Holdings I CV                                                     3                   1                   -                   4
AEP Holdings II CV                                                                    3,122                   -               3,122
AEP Investments, Inc.                                               381                  42                   -                 423
AEP Memco LLC                                                       434                 124                   -                 558
AEP Ohio Commercial & Industrial Retail Company, LLC                  6                   1                   -                   7
AEP Ohio Retail Energy, LLC                                          43                   5                   -                  48
AEP Power Marketing, Inc.                                             -                   -                   -                   -
AEP Pro Serv, Inc.                                               31,713               4,184                  (4)             35,893
AEP Pushan Power, LDC                                               119                  20                   -                 139
AEP Resources Australia Holdings Pty., Ltd                            4                                                           4
AEP Resources International, Limited                                  3                   -                   -                   3
AEP Resources Limited                                                 1                   -                   -                   1
AEP Resources, Inc.                                               8,238               1,433                  (4)              9,667
AEP Resources Services LLC                                           14                   4                   -                  18
AEP Retail Energy, LLC                                               18                   3                   -                  21
AEPR Ohio, LLC                                                       12                   1                   -                  13
AEP System Pool                                                  48,675               4,920                   -              53,595
AEP T&D Services, LLC                                               232                  47                   -                 279
AEP Texas Central Company                                       105,573              19,751                 (37)            125,287
AEP Texas Commercial & Industrial Retail Limited
   Partnership                                                       96                  11                   -                 107
AEP Texas Commercial & Industrial Retail GP, LLC                     80                  14                   -                  94
AEP Texas North Company                                          45,333                  28                 (24)             45,337
AEP Texas POLR, LLC                                                   4                   1                   -                   5
AEP Texas Retail GP, LLC                                              -                   -                   -                   -
American Electric Power Company, Inc.                             7,751               4,659                 (12)             12,398
Appalachian Power Company                                       172,423              30,170                 (57)            202,536
Blackhawk Coal Company                                               73                  11                   -                  84
C3 Communications, Inc.                                           3,200               1,006                  (1)              4,205
C3 Networks GP, LLC                                                   7                   1                   -                   8
Cardinal Operating Company                                       21,223               3,223                  (5)             24,441


                                  ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2002

                                     ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                                         (In Thousands)

                                                           DIRECT             INDIRECT           COMPENSATION          TOTAL
                                                           COSTS               COSTS              FOR USE              AMOUNT
AME OF ASSOCIATE COMPANY                                  CHARGED             CHARGED            OF CAPITAL            BILLED
                                                      -----------------   -----------------   -----------------   -----------------
                                                           457 .1              457 .2              457 .3

Cedar Coal Company                                                   26                   5                   -                  31
Central and South West Corporation                                  256                 170                   -                 426
Central Appalachian Coal Company                                      5                   1                   -                   6
Central Coal Company                                                 12                   2                   -                  14
Central Ohio Coal Company                                             -                   -                   -                   -
Colomet, Inc.                                                     1,597                 296                   -               1,893
Columbus Southern Power Company                                  88,952              15,482                 (30)            104,404
Conesville Coal Preparation Company                                 775                 147                   -                 922
CSW Corporation                                                       -                  33                 (33)                  -
CSW Energy, Inc.                                                 18,410               2,023                  (1)             20,432
CSW Energy Services, Inc.                                         1,982                 244                   -               2,226
CSW International, Inc.                                             680                  82                   -                 762
CSW Leasing, Inc.                                                    58                   9                   -                  67
CSW Power Marketing, Inc.                                           565                  48                   -                 613
CSW Services International Inc.                                     227                  61                   -                 288
Datapult LLC                                                          -                   -                   -                   -
Datapult Limited Partnership                                          -                   -                   -                   -
Desert Sky Wind Farm LP                                              25                   4                   -                  29
Dolet Hills Lignite Company, LLC                                  1,573                 417                   -               1,990
Energia de Mexicali, S de R.L. de C.V.                                4                   1                   -                   5
EnerShop Inc.                                                        89                  14                   -                 103
Franklin Real Estate Company                                          3                   -                   -                   3
HPL GP, LLC                                                           4                   1                   -                   5
HPL Holdings, Inc.                                                    3                   -                   -                   3
HPL Resources Company LP                                              3                   1                   -                   4
Houston Pipeline Company LP                                      15,498               1,450                   -              16,948
Indiana Franklin Reality, Inc.                                        -                   -                   -                   -
Indiana Michigan Power Company                                  122,750              17,129                 (40)            139,839
Industry and Energy Associates LLC                                  192                  19                   -                 211
Jefferson Island Storage & Hub LLC                                   24                   4                   -                  28
Kentucky Power Company                                           52,347               8,199                 (16)             60,530
Kingsport Power Company                                           4,031                 687                  (1)              4,717
LIG Chemical Company                                                  4                   1                   -                   5
LIG Liquids Company LLC                                              47                   7                   -                  54
LIG Pipeline Company                                                  3                   1                   -                   4
LIG, Inc.                                                             7                   1                   -                   8
Louisiana Intrastate Gas Company, LLC                               498                  78                   -                 576
Memco Consolidated                                                    8                   1                   -                   9
MidTexas Pipeline Company                                             4                   1                   -                   5
Mutual Energy CPL L. P.                                             228                  40                   -                 268
Mutual Energy L.L.C.                                                  9                   2                   -                  11
Mutual Energy Service Company, L.L.C.                             4,136                 824                   -               4,960
Mutual Energy SWEPCO L. P.                                            2                   1                   -                   3
Mutual Energy WTU L. P.                                             147                  28                   -                 175
Nanyang General Light Electric Co., Ltd.                             57                   4                   -                  61
Newgulf Power Venture                                                54                   6                   -                  60
Ohio Power Company                                              150,345              25,035                 (51)            175,329
POLR Power, L. P.                                                    45                   7                                      52
Public Liability Company                                             11                   2                                      13
Public Service Company of Oklahoma                               73,255              12,436                 (21)             85,670
Rep General Partner L.L.C.                                          178                  25                   -                 203
Rep Holdco Inc.                                                   1,040                 147                   -               1,187
Seeboard PLC                                                         39                   5                   -                  44
Simco, Inc.                                                           4                   -                   -                   4
Southern Appalachian Coal Company                                     2                   1                   -                   3
Southern Ohio Coal Company - Martinka                                 -                   -                   -                   -
Southern Ohio Coal Company - Meigs                                    -                   -                   -                   -
Southwestern Electric Power Company                              87,738              16,333                 (26)            104,045

                                                  Page 21A





                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                              For the Year Ended December 31, 2002

                                     ANALYSIS OF BILLING - ASSOCIATE COMPANIES - ACCOUNT 457
                                                         (In Thousands)

                                                           DIRECT             INDIRECT           COMPENSATION          TOTAL
                                                           COSTS               COSTS              FOR USE              AMOUNT
AME OF ASSOCIATE COMPANY                                  CHARGED             CHARGED            OF CAPITAL            BILLED
                                                      -----------------   -----------------   -----------------   -----------------
                                                           457 .1              457 .2              457 .3


Trent Wind Farm LP                                                  750                 151                   -                 901
Tuscaloosa Pipeline Company                                           1                  (6)                  6                   1
United Sciences Testing, Inc,                                       963                  75                                   1,038
Ventures Lease Co., LLC                                              21               8,785                   -               8,806
West Virginia Power Company                                           -                   -                   -                   -
Wheeling Power Company                                            5,530                 751                   4               6,285
Windsor Coal Company                                                  -                   -                   -                   -
Unbilled Revenues                                                 4,840                   -                   -               4,840
                                                       -----------------   -----------------   -----------------   -----------------

                       TOTALS                               $ 1,175,277           $ 195,632              $ (372)        $ 1,370,537
                                                       =================   =================   =================   =================


                                                   Page 21B


                                                ANNUAL REPORT OF American Electric Power Service Corporation

                                                            For the Year Ended December 31, 2002

                                                 ANALYSIS OF BILLING - NONASSOCIATE COMPANIES - ACCOUNT 458
                                                                       (In Thousands)


                                                 DIRECT      INDIRECT    COMPENSATION                   EXCESS            TOTAL
                                                  COST         COST        FOR USE          TOTAL         OR             AMOUNT
         NAME OF NONASSOCIATE COMPANY            CHARGED      CHARGED     OF CAPITAL        COST      DEFICIENCY         BILLED
         ----------------------------            -------      -------    ------------      -----      ----------        ------
                                                  458.1        458.2       458.3                        458.4
Bridgeco                                         $ (216)       $ 382         $ -           $ 166            -             $ 166
Cinergy                                          10,483          708           -          11,191            -            11,191
CLECO                                               282           31           -             313            -               313
Dayton Power & Light                                  -            1           -               1            -                 1
East Central Area Reliability                       765          139           -             904            -               904
Indiana Kentucky Electric Corporation               436          147           -             583            -               583
Ohio Valley Electric Company                      5,916        1,031           -           6,947            -             6,947

       TOTALS                                  $ 17,666      $ 2,439         $ -        $ 20,105          $ -          $ 20,105




Instruction:  Provide a brief description of the services rendered to each nonassociate company:
Engineering, Computer and Environmental Laboratory services.


                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2002

                      SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                          (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------

                                                              ASSOCIATE COMPANY CHARGES         NONASSOCIATE COMPANY CHARGES
                                                              -------------------------         ----------------------------
                                                           DIRECT     INDIRECT                   DIRECT     INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                          COST         COST         TOTAL        COST        COST       TOTAL
-------      --------------------                          ------     --------       -----       ------     --------     -----
COST OF SERVICE - INCOME STATEMENT
 454         Rents from electric properties - NAC           $ (26)         $ -         $ (26)       $ -         $ -        $ -
 456         Other electric revenues                            -            -             -          -           -          -
 421         Miscellaneous income or loss                    (985)           7          (978)         -           -          -
 447         Impact studies                                     -            -             -          -           -          -
 458         Services rendered to non associate companies       -            -             -          -           -          -
 500-559     Power production                              140,810       17,113       157,923      3,130         688      3,818
 560-579     Transmission                                   26,257        6,905        33,162        538         522      1,060
 580-599     Distribution                                   41,493       10,019        51,512          -           -          -
 750-867     Trading                                        10,019          732        10,751          -           -          -
 901-903     Customer accounts expense                     100,849       26,217       127,066          2           -          2
 904         Uncollectible - Misc. Receivable                   10            -            10          -           -          -
 905         Customer assistance                             1,981          967         2,948          -           -          -
 906-917     Customer service & information                  7,812        2,746        10,558          -           -          -
 920         Salaries and wages                            320,194       49,515       369,709      2,771         385      3,156
 921         Office supplies and expenses                   93,212       15,441       108,653        433          82        515
 922         Administrative expense transferred - credit  (310,921)          14      (310,907)         -           -          -
 923         Outside service employed                       65,366        6,853        72,219     10,791         763     11,554
 924         Property insurance                                223            -           223          -           -          -
 925         Injuries and damages                           10,231          370        10,601          -           -          -
 926         Employee pensions and benefits                122,557        1,327       123,884          -           -          -
 928         Regulatory commission expense                      34           19            53          -           -          -
 930.1       General advertising expense                     1,246          457         1,703          -           -          -
 930.2       Miscellaneous general expense                   6,514        1,204         7,718          -           -          -
 931         Rents                                          62,997          320        63,317          -           -          -
 935         Maintenance of structures and equipment        32,759        3,209        35,968          -           -          -
 402         Maintenance Expense                                26            5            31          -           -          -
 403-405     Depreciation and amortization expense          29,344        1,119        30,463          -           -          -
 408         Taxes other than income taxes                  50,078            -        50,078          -           -          -
 409         Income taxes                                 (103,044)           -      (103,044)         -           -          -
 410         Provision for deferred income taxes           190,302            -       190,302          -           -          -
 411         Provision for deferred income taxes - credit  (85,831)           -       (85,831)         -           -          -
411.7        Loss from disposition of plant                 15,730            -        15,730          -           -          -
 416         Sports lighting                                   719          138           857          -           -          -
 417         Administrative - business venture                  98           21           119          -           -          -
 418         Non-Operating rental income                       136           25           161          -           -          -
 419         Interest income - other                          (165)           -          (165)         -           -          -
 426.1       Donations                                       2,525          454         2,979          -           -          -
 426.3-426.5 Other deductions                                5,835          860         6,695          -           -          -
 427         Interest on long-term debt                      5,044            -         5,044          -           -          -
 428         Amortization of debt discount and expense         427            -           427          -           -          -
 430         Interest on debt to associate companies         3,753            -         3,753          -           -          -
 431         Other interest expense                            912            -           912          -           -          -
 432         Borrowed funds - construction - credit         (2,984)           -        (2,984)         -           -          -
                                                        ----------   ----------   -----------  ---------   ---------   --------
TOTAL COST OF SERVICE - INCOME STATEMENT                   845,537      146,057       991,594     17,665       2,440     20,105
                                                        ----------   ----------   -----------  ---------   ---------   --------


                                            Page 23A



                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2002

                      SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                          (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------


                                                                      TOTAL CHARGES FOR SERVICE
                                                                      -------------------------
                                                                   DIRECT     INDIRECT
ACCOUNT      DESCRIPTION OF ITEMS                                   COST        COST         TOTAL
-------      --------------------                                  ------     --------       -----
COST OF SERVICE - INCOME STATEMENT
 454         Rents from electric properties - NAC                   $ (26)        $ -        $ (26)
 456         Other electric revenues                                    -           -            -
 421         Miscellaneous income or loss                            (985)          7         (978)
 447         Impact studies                                             -           -            -
 458         Services rendered to non associate companies               -           -            -
 500-559     Power production                                     143,940      17,801      161,741
 560-579     Transmission                                          26,795       7,427       34,222
 580-599     Distribution                                          41,493      10,019       51,512
 750-867     Trading                                               10,019         732       10,751
 901-903     Customer accounts expense                            100,851      26,217      127,068
 904         Uncollectible - Misc. Receivable                          10           -           10
 905         Customer assistance                                    1,981         967        2,948
 906-917     Customer service & information                         7,812       2,746       10,558
 920         Salaries and wages                                   322,965      49,900      372,865
 921         Office supplies and expenses                          93,645      15,523      109,168
 922         Administrative expense transferred - credit         (310,921)         14     (310,907)
 923         Outside service employed                              76,157       7,616       83,773
 924         Property insurance                                       223           -          223
 925         Injuries and damages                                  10,231         370       10,601
 926         Employee pensions and benefits                       122,557       1,327      123,884
 928         Regulatory commission expense                             34          19           53
 930.1       General advertising expense                            1,246         457        1,703
 930.2       Miscellaneous general expense                          6,514       1,204        7,718
 931         Rents                                                 62,997         320       63,317
 935         Maintenance of structures and equipment               32,759       3,209       35,968
 402         Maintenance Expense                                       26           5           31
 403-405     Depreciation and amortization expense                 29,344       1,119       30,463
 408         Taxes other than income taxes                         50,078           -       50,078
 409         Income taxes                                        (103,044)          -     (103,044)
 410         Provision for deferred income taxes                  190,302           -      190,302
 411         Provision for deferred income taxes - credit         (85,831)          -      (85,831)
411.7        Loss from disposition of plant                        15,730           -       15,730
 416         Sports lighting                                          719         138          857
 417         Administrative - business venture                         98          21          119
 418         Non-Operating rental income                              136          25          161
 419         Interest income - other                                 (165)          -         (165)
 426.1       Donations                                              2,525         454        2,979
 426.3-426.5 Other deductions                                       5,835         860        6,695
 427         Interest on long-term debt                             5,044           -        5,044
 428         Amortization of debt discount and expense                427           -          427
 430         Interest on debt to associate companies                3,753           -        3,753
 431         Other interest expense                                   912           -          912
 432         Borrowed funds - construction - credit                (2,984)          -       (2,984)
                                                               -----------  ----------   ----------
TOTAL COST OF SERVICE - INCOME STATEMENT                          863,202     148,497    1,011,699
                                                               -----------  ----------   ----------


                                                 Page 23B


                                      ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2002

                          SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                          (In Thousands)

--------------------------------------------------------------------------------------------------------------------------

Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).

--------------------------------------------------------------------------------------------------------------------------


                                                                     TOTAL                                         AEP        AUDIT
 ACCOUNT               DESCRIPTION OF ITEMS                         AMOUNT        OVERHEAD      ACCOUNTING      PRO SERV    SERVICES
    454       Rents from Electric Properties - NAC                   $ (26)           $ -            $ -            $ -         $ -
    456       Other Electric Revenues                                    -              -              -              -           -
    419       Interest Income - Other                                 (165)             -              -              -           -
    421       Miscellaneous Income or Loss                            (978)             7             (1)            (1)          -
    447       Impact Studies                                             -              -              -              -           -
  500-559     Power Production                                     161,741         18,489            860         62,077          13
  560-579     Transmission                                          34,222          7,950             10            954          11
  580-599     Distribution                                          51,512         10,018              3          1,528           1
  780-860     Trading                                               10,751            732             (1)            23           -
  901-903     Customer Accounts Expense                            127,068         26,217          3,019              2           -
    904       Uncollectible - Misc. Receivable                          10              -              -              -           -
    905       Misc. Customer Accounts                                2,948            967             (1)             -           1
  906-917     Customer Service & Information                        10,558          2,746             (2)            16           -
    920       Salaries and Wages                                   372,865         50,285         25,100         39,670       4,639
    921       Office Supplies and Expenses                         109,168         15,604          4,944          7,025         475
    922       Administrative Expense Transferred - Credit         (310,907)            14       (442,527)        15,177         748
    923       Outside Service Employed                              83,773          8,381          1,859         14,440         494
    924       Property Insurance                                       223             (1)             -              -           -
    925       Injuries and Damages                                  10,601            370          1,923              2           -
    926       Employee Pensions and Benefits                       123,884          1,328            251            102          36
    928       Regulatory Commission Expense                             53             19             24              -           -
   930.1      General Advertising Expense                            1,703            457            (11)             -           -
   930.2      Miscellaneous General Expense                          7,718          1,204              5            124           3
    931       Rents                                                 63,317            321            159            409           1
    935       Maintenance of Structures and Equipment               35,968          3,208              8            101           -
    402       Maintenance Expense                                       31              5              -              -           -
  403-405     Depreciation and Amortization Expense                 30,463          1,119              -              -           -
    408       Taxes Other than Income Taxes                         50,078              -          1,178          4,560         147
    409       Income Taxes                                        (103,044)             -              -              -           -
    410       Provision for Deferred Income Taxes                  190,302              -              -              -           -
    411       Provision for Deferred Income Taxes - Credit         (85,831)             -              -              -           -
   411.7      Loss from Disposition of Plant                        15,730              -              -              -           -
    416       Expense - Sports Lighting                                857            138             18              -           -
    417       Administrative - Business Venture                        119             21              -             21           -
    418       Non-Operating Rental Income                              161             25              -              -           -
   426.1      Donations                                              2,979            454              2              6           6
426.3 - 426.5 Other Deductions                                       6,695            860             40             58           -
    427       Interest on Long Term Debt                             5,044              -              -              -           -
    428       Amortization on Long Term Debt                           427              -              -              -           -
    430       Interest On Debt to Associate  Companies               3,753              -              -              -           -
    431       Other Interest Expense                                   912              -              -              -           -
    432       Borrowed Funds - Construction - Credit                (2,984)             -         (1,416)             -           -
    107       Construction Work in Progress                        312,790         23,742          1,517         52,439           1
    108       Retirement Work in Progress                            8,417            626              7          6,565           -
    120       Nuclear Fuel                                               -              -              -              -           -
    124       Investments                                               46              1              -              8           -
    151       Fuel Stock                                             5,421            804             28            596           -
    152       Fuel Stock Expense Undistributed                       5,570            848            731          1,435           -
    163       Stores Expense Undistributed                          13,413          2,933            514            646           -
    182       Regulatory Assets                                        (24)            (2)             -              -           -
    183       Preliminary Survey & Investigation Charges                 -              -              -              -           -
    184       Clearing Accounts                                        857             87              5              -           -
    186       Miscellaneous Deferred Debits                         11,934          1,730             90          5,133           -
    188       Research, Development, or Demonstration Exp.          20,519          3,170              1            413          10
                                                               -----------      ---------     ----------      ---------     -------
                          TOTAL COST OF SERVICE                $ 1,390,642      $ 184,877     $ (401,663)     $ 213,529     $ 6,586
                                                               ===========      =========     ==========      =========     =======

                                                  Page 24A





                                   ANNUAL REPORT OF American Electric Power Service Corporation

                                               For the Year Ended December 31, 2002

                      SCHEDULE XVI - ANALYSIS OF CHARGES FOR SERVICE - ASSOCIATE AND NONASSOCIATE COMPANIES
                                                          (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------

Instruction:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.

---------------------------------------------------------------------------------------------------------------------------------


                                                               CORPORATE      CORPORATE      CORPORATE      CORPORATE      CUSTOMER
 ACCOUNT               DESCRIPTION OF ITEMS                     COMMUN.        DEVELOP.     PLAN & BUDG.   SUPPLY CHAIN   OPERATIONS
 -------               --------------------                    ---------      ---------     ------------   ------------   ----------
    454         Rents from Electric Properties - NAC                 $ -            $ -            $ -            $ -           $ -
    456         Other Electric Revenues                                -              -              -              -             -
    419         Interest Income - Other                                -              -              -              -             -
    421         Miscellaneous Income or Loss                           -              -              -           (264)           (2)
    447         Impact Studies                                         -              -              -              -             -
  500-559       Power Production                                       -             43            154             42            17
  560-579       Transmission                                           -              -             75             20             3
  580-599       Distribution                                           1             18              3             23         4,008
  780-860       Trading                                                -              -              -              -            26
  901-903       Customer Accounts Expense                              -              -              4              -        92,207
    904         Uncollectible - Misc. Receivable                       -              -              -              -             -
    905         Misc. Customer Accounts                                -              -              -              -         1,951
  906-917       Customer Service & Information                        16              -             14              -         4,437
    920         Salaries and Wages                                 6,008          4,045          9,835          2,747         2,145
    921         Office Supplies and Expenses                       1,378            913            695          1,845         1,315
    922         Administrative Expense Transferred - Credit        1,855          1,398          1,424            964        22,835
    923         Outside Service Employed                             814            269            325            101           297
    924         Property Insurance                                     -              -              -              -             -
    925         Injuries and Damages                                   -              -              -              -             2
    926         Employee Pensions and Benefits                     1,027             23             15              7           145
    928         Regulatory Commission Expense                          -              -              -              -             -
   930.1        General Advertising Expense                        1,113              1              -              -            11
   930.2        Miscellaneous General Expense                         91            249             16              -           166
    931         Rents                                                 12              1              5              -            87
    935         Maintenance of Structures and Equipment                -             51              -              -             2
    402         Maintenance Expense                                    -              -              -              -             -
  403-405       Depreciation and Amortization Expense                  -              -              -              -             -
    408         Taxes Other than Income Taxes                        224            103            347            271         2,826
    409         Income Taxes                                           -              -              -              -             -
    410         Provision for Deferred Income Taxes                    -              -              -              -             -
    411         Provision for Deferred Income Taxes - Credit           -              -              -              -             -
   411.7        Loss from Disposition of Plant                         -              -              -              -             -
    416         Expense - Sports Lighting                              -              -              -              -           691
    417         Administrative - Business Venture                      -              -              -              -             -
    418         Non-Operating Rental Income                            -              -              -              -             -
   426.1        Donations                                              8              2              -              -           147
 426.3 - 426.5  Other Deductions                                     591              2              -              -            36
    427         Interest on Long Term Debt                             -              -              -              -             -
    428         Amortization on Long Term Debt                         -              -              -              -             -
    430         Interest On Debt to Associate  Companies               -              -              -              -             -
    431         Other Interest Expense                                 -              -              -              -             -
    432         Borrowed Funds - Construction - Credit                 -              -              -              -             -
    107         Construction Work in Progress                         58             41            196          1,600         2,354
    108         Retirement Work in Progress                            -              -              -              -             -
    120         Nuclear Fuel                                           -              -              -              -             -
    124         Investments                                            -              -              -              -             -
    151         Fuel Stock                                             2              -              -              -             -
    152         Fuel Stock Expense Undistributed                       -              -              -              -             -
    163         Stores Expense Undistributed                           -              -              -          2,991             -
    182         Regulatory Assets                                     30              -              -              -             8
    183         Preliminary Survey & Investigation Charges             -              -              -              -             -
    184         Clearing Accounts                                      -              -              -              -             -
    186         Miscellaneous Deferred Debits                          -              -             21              4             4
    188         Research, Development, or Demonstration Exp.          13            121              9              -             -
                                                                --------        -------       --------       --------     ---------

                       TOTAL COST OF SERVICE                    $ 13,241        $ 7,280       $ 13,138       $ 10,351     $ 135,718
                                                                ========        =======       ========       ========     =========




                                                       Page 24B


                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                     SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                     (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                                      ------------------------------

                                                                                         ENERGY   EXECUTIVE  GAS POWER   GENERAL
 ACCOUNT                     DESCRIPTION OF ITEMS                         DISTRIBUTION   TRADING    GROUP     SYSTEMS    SERVICES
 -------                     --------------------                         ------------   -------  ---------  ---------   --------
    454         Rents from Electric Properties - NAC                               $ -       $ -        $ -        $ -      $ (26)
    456         Other Electric Revenues                                              -         -          -          -          -
    419         Interest Income - Other                                              -         -          -          -          -
    421         Miscellaneous Income or Loss                                       (16)        -          -          -       (687)
    447         Impact Studies                                                       -         -          -          -          -
  500-559       Power Production                                                     7    12,125        222        447      1,472
  560-579       Transmission                                                       642         -        141          -        563
  580-599       Distribution                                                    27,938         -         95          1         27
  780-860       Trading                                                              -         -          -      8,744          -
  901-903       Customer Accounts Expense                                          121         -        687          -          1
    904         Uncollectible - Misc. Receivable                                     -         -          -          -          -
    905         Misc. Customer Accounts                                              2         -          -          -          -
  906-917       Customer Service & Information                                       9         -         23          -          4
    920         Salaries and Wages                                                 351     3,568     22,940        469     12,597
    921         Office Supplies and Expenses                                     1,593     1,407      4,400         68     10,979
    922         Administrative Expense Transferred - Credit                     10,556       725      2,886         18      8,157
    923         Outside Service Employed                                            13         -      9,185          -      2,854
    924         Property Insurance                                                   -         -          -          -          -
    925         Injuries and Damages                                               170         -          -          -         10
    926         Employee Pensions and Benefits                                      38         3          2         54         59
    928         Regulatory Commission Expense                                        -         -          -          -          -
   930.1        General Advertising Expense                                         21         -          4          -          -
   930.2        Miscellaneous General Expense                                      195         4        114          -          8
    931         Rents                                                               18         -      1,931          3     20,629
    935         Maintenance of Structures and Equipment                              6         -          4          -      8,920
    402         Maintenance Expense                                                  -         -          -          -          -
  403-405       Depreciation and Amortization Expense                                -         -          -          -     29,344
    408         Taxes Other than Income Taxes                                    1,541     1,204        276        425      3,816
    409         Income Taxes                                                         -         -          -          -          -
    410         Provision for Deferred Income Taxes                                  -         -          -          -          -
    411         Provision for Deferred Income Taxes - Credit                         -         -          -          -          -
   411.7        Loss from Disposition of Plant                                       -         -          -          -     15,730
    416         Expense - Sports Lighting                                            -         -          -          -          -
    417         Administrative - Business Venture                                    -         -          9          -          -
    418         Non-Operating Rental Income                                          -         -          -          -        134
   426.1        Donations                                                            1         -          -          -          -
 426.3 - 426.5  Other Deductions                                                     2         -         51          -         89
    427         Interest on Long Term Debt                                           -         -          -          -      3,312
    428         Amortization on Long Term Debt                                       -         -          -          -        320
    430         Interest On Debt to Associate  Companies                             -         -          -          -          -
    431         Other Interest Expense                                               -         -          -          -          -
    432         Borrowed Funds - Construction - Credit                               -         -          -          -          -
    107         Construction Work in Progress                                    9,785       244        150        713      2,645
    108         Retirement Work in Progress                                        591         -          -         49         82
    120         Nuclear Fuel                                                         -         -          -          -          -
    124         Investments                                                          -         -          -          -          2
    151         Fuel Stock                                                           -         -          -          -          -
    152         Fuel Stock Expense Undistributed                                     -       732          -          -          -
    163         Stores Expense Undistributed                                     6,523         -        (14)         -          -
    182         Regulatory Assets                                                    -         -          -          -          -
    183         Preliminary Survey & Investigation Charges                           -         -          -          -          -
    184         Clearing Accounts                                                    -         -          2          -        761
    186         Miscellaneous Deferred Debits                                      505       189          -          -          -
    188         Research, Development, or Demonstration Exp.                        26         -      3,793          -          6
                                                                              --------  --------   --------   --------  ---------
                                 TOTAL COST OF SERVICE                        $ 60,638  $ 20,201   $ 46,901   $ 10,991  $ 121,808
                                                                              ========  ========   ========   ========  =========



                                 ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                     SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                                     (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                             DEPARTMENT OR SERVICE FUNCTION
                                                                             ------------------------------

                                                                 GOV. & EVIRON.   HUMAN     INFORMATION                NUCLEAR &
   ACCOUNT                      DESCRIPTION OF ITEMS                AFFAIRS     RESOURCES    TECHNOLOGY     LEGAL    TECH. SERVICES
                                                                 -------------  ---------   -----------     -----    --------------


     454        Rents from Electric Properties - NAC                    $ -          $ -          $ -         $ -          $ -
     456        Other Electric Revenues                                   -            -            -           -            -
     419        Interest Income - Other                                   -            -            -           -            -
     421        Miscellaneous Income or Loss                              -           (2)          (3)          -            -
     447        Impact Studies                                            -            -            -           -            -
   500-559      Power Production                                          5          114          898         946        1,345
   560-579      Transmission                                              -          (16)       1,230          13           85
   580-599      Distribution                                              -          131        5,103          23          150
   780-860      Trading                                                   -            1            5           -            -
   901-903      Customer Accounts Expense                                 -            3        2,247           -        1,355
     904        Uncollectible - Misc. Receivable                          -            -            -           -            -
     905        Misc. Customer Accounts                                   -            -            3           -            -
   906-917      Customer Service & Information                            -            4        2,281          21           38
     920        Salaries and Wages                                    3,861       22,138       60,797      21,123        1,352
     921        Office Supplies and Expenses                          1,006        3,643       28,411       2,404          367
     922        Administrative Expense Transferred - Credit             793        7,701       18,867       2,818        2,910
     923        Outside Service Employed                                 44        2,591       24,316       7,189           59
     924        Property Insurance                                        -            -            -           -            -
     925        Injuries and Damages                                      -        1,468           18           2            -
     926        Employee Pensions and Benefits                            2      120,363          167          31           13
     928        Regulatory Commission Expense                             -            -            -           -            -
    930.1       General Advertising Expense                               -           33           15           -           10
    930.2       Miscellaneous General Expense                           231           80            7         880           78
     931        Rents                                                     -           68       36,525         122           43
     935        Maintenance of Structures and Equipment                   -            4        9,333           -         (281)
     402        Maintenance Expense                                       -            -            -           -            -
   403-405      Depreciation and Amortization Expense                     -            -            -           -            -
     408        Taxes Other than Income Taxes                            96       18,714        3,566         419          133
     409        Income Taxes                                              -            -            -           -            -
     410        Provision for Deferred Income Taxes                       -            -            -           -            -
     411        Provision for Deferred Income Taxes - Credit              -            -            -           -            -
    411.7       Loss from Disposition of Plant                            -            -            -           -            -
     416        Expense - Sports Lighting                                 -            -            1           -            -
     417        Administrative - Business Venture                         -            -            4           -            -
     418        Non-Operating Rental Income                               -            -            -           -            -
    426.1       Donations                                               932          225            -         960            -
 426.3 - 426.5  Other Deductions                                      3,000            7           21       1,576           45
     427        Interest on Long Term Debt                                -            -            -           -            -
     428        Amortization on Long Term Debt                            -            -            -           -            -
     430        Interest On Debt to Associate  Companies                  -            -            -           -            -
     431        Other Interest Expense                                    -            -            -           -            -
     432        Borrowed Funds - Construction - Credit                    -            -            -           -            -
     107        Construction Work in Progress                             -           14      157,305         136          186
     108        Retirement Work in Progress                               -            -            -           -            -
     120        Nuclear Fuel                                              -            -            -           -            -
     124        Investments                                               -            -            -           -            -
     151        Fuel Stock                                                -          205            -           2            -
     152        Fuel Stock Expense Undistributed                          -            -           20           2            -
     163        Stores Expense Undistributed                              -         (227)           3           -            9
     182        Regulatory Assets                                         -            -            -           -            -
     183        Preliminary Survey & Investigation Charges                -            -            -           -            -
     184        Clearing Accounts                                         -            -            2           -            -
     186        Miscellaneous Deferred Debits                             -            -          (43)         13            3
     188        Research, Development, or Demonstration Exp.              3            -            1         250       12,536
                                                                    -------    ---------    ---------    --------     --------
                                 TOTAL COST OF SERVICE              $ 9,973    $ 177,262    $ 351,100    $ 38,930     $ 20,436
                                                                    =======    =========    =========    ========     ========


                                                       Page 25A


                  ANNUAL REPORT OF American Electric Power Service Corporation

                             For the Year Ended December 31, 2002

           SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                        (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------


                                                             PLANNING &   PUBLIC   REGULATED    RISK
   ACCOUNT                 DESCRIPTION OF ITEMS              BUS. DEV.    POLICY   POWER GEN. MANAGEMENT
   -------                 --------------------              ----------   ------   ---------- ----------
      454      Rents from Electric Properties - NAC                 $ -        $ -        $ -       $ -
      456      Other Electric Revenues                                -          -          -         -
      419      Interest Income - Other                                -          -          -         -
      421      Miscellaneous Income or Loss                          (6)         -          -         -
      447      Impact Studies                                         -          -          -         -
    500-559    Power Production                                     365          -     12,892     1,326
    560-579    Transmission                                       1,731        208         12         -
    580-599    Distribution                                       1,451          1          -         -
    780-860    Trading                                            1,188          -          -         -
    901-903    Customer Accounts Expense                            895         11          3       251
      904      Uncollectible - Misc. Receivable                       -          -          -         -
      905      Misc. Customer Accounts                               16          -          -         -
    906-917    Customer Service & Information                       391        554          -         -
      920      Salaries and Wages                                13,092      7,970        599     5,965
      921      Office Supplies and Expenses                      10,124        684        779     1,000
      922      Administrative Expense Transferred - Credit        4,257      2,458        967       798
      923      Outside Service Employed                             475        702         97       792
      924      Property Insurance                                     -          -          -       224
      925      Injuries and Damages                                  80          -          -     6,553
      926      Employee Pensions and Benefits                        34          2          4        38
      928      Regulatory Commission Expense                          -          -          -         -
     930.1     General Advertising Expense                           48          -          -         2
     930.2     Miscellaneous General Expense                      2,487         (1)         3         2
      931      Rents                                              1,700          2          1       105
      935      Maintenance of Structures and Equipment           14,457         12          1         -
      402      Maintenance Expense                                    -          -          -         -
    403-405    Depreciation and Amortization Expense                  -          -          -         -
      408      Taxes Other than Income Taxes                        861        333        687       223
      409      Income Taxes                                           -          -          -         -
      410      Provision for Deferred Income Taxes                    -          -          -         -
      411      Provision for Deferred Income Taxes - Credit           -          -          -         -
     411.7     Loss from Disposition of Plant                         -          -          -         -
      416      Expense - Sports Lighting                              8          1          -         -
      417      Administrative - Business Venture                      5          8          -         -
      418      Non-Operating Rental Income                            -          -          -         -
     426.1     Donations                                            209          -          -         -
 426.3 - 426.5 Other Deductions                                      75          6          -         -
      427      Interest on Long Term Debt                             -          -          -         -
      428      Amortization on Long Term Debt                         -          -          -         -
      430      Interest On Debt to Associate  Companies               -          -          -         -
      431      Other Interest Expense                                 -          -          -         -
      432      Borrowed Funds - Construction - Credit                 -          -          -         -
      107      Construction Work in Progress                      2,718         32      3,232        29
      108      Retirement Work in Progress                            4          -         84         -
      120      Nuclear Fuel                                           -          -          -         -
      124      Investments                                           35          -          -         -
      151      Fuel Stock                                             -          -      1,447         -
      152      Fuel Stock Expense Undistributed                       -          -         15         -
      163      Stores Expense Undistributed                           -          -         25         -
      182      Regulatory Assets                                    (90)         -          -         -
      183      Preliminary Survey & Investigation Charges             -          -          -         -
     184       Clearing Accounts                                      -          -          -         -
     186       Miscellaneous Deferred Debits                        850        364          1         -
     188       Research, Development, or Demonstration Exp.           9          -         22         -
                                                               --------   --------   --------  --------
                           TOTAL COST OF SERVICE               $ 57,469   $ 13,347   $ 20,871  $ 17,308
                                                               ========   ========   ========  ========


                                                 Page 25B


                   ANNUAL REPORT OF American Electric Power Service Corporation

                             For the Year Ended December 31, 2002

           SCHEDULE XVII - SCHEDULE OF EXPENSE DISTRIBUTION BY DEPARTMENT OR SERVICE FUNCTION
                                        (In Thousands)


Instruction: Indicate each department or service function. (See Instruction 01-3 General Structure of Accounting System:
Uniform System of Accounts).


                                                                  DEPARTMENT OR SERVICE FUNCTION
                                                                  ------------------------------

                                                                                                 UNREGULATED
   ACCOUNT                 DESCRIPTION OF ITEMS                   TAX     TRANSMISSION  TREASURY  POWER GEN.
   -------                 --------------------                   ---     ------------  --------  ---------
      454      Rents from Electric Properties - NAC                 $ -        $ -          $ -       $ -
      456      Other Electric Revenues                                -          -            -         -
      419      Interest Income - Other                             (163)         -           (2)        -
      421      Miscellaneous Income or Loss                           -         (2)           -        (1)
      447      Impact Studies                                         -          -            -         -
    500-559    Power Production                                       1      1,776            -    46,105
    560-579    Transmission                                           -     20,569          (65)       86
    580-599    Distribution                                           -        988            -         1
    780-860    Trading                                                -          4            -        29
    901-903    Customer Accounts Expense                             (1)        14            3        29
      904      Uncollectible - Misc. Receivable                       -          -           10         -
      905      Misc. Customer Accounts                                -          9            -         -
    906-917    Customer Service & Information                         1          5            -         -
      920      Salaries and Wages                                 5,733        166        5,755    39,915
      921      Office Supplies and Expenses                         627        988        3,142     3,352
      922      Administrative Expense Transferred - Credit        1,063     16,352          663     5,216
      923      Outside Service Employed                           1,011        391        5,795     1,279
      924      Property Insurance                                     -          -            -         -
      925      Injuries and Damages                                   -          3            -         -
      926      Employee Pensions and Benefits                         3         58            6        73
      928      Regulatory Commission Expense                          -         10            -         -
     930.1     General Advertising Expense                            -          1            -        (2)
     930.2     Miscellaneous General Expense                         (5)     1,188          553        36
      931      Rents                                                 (1)        23            5     1,148
      935      Maintenance of Structures and Equipment                -          5            -       137
      402      Maintenance Expense                                    -          -            -        26
    403-405    Depreciation and Amortization Expense                  -          -            -         -
      408      Taxes Other than Income Taxes                      2,257      2,229          117     3,525
      409      Income Taxes                                    (103,044)         -            -         -
      410      Provision for Deferred Income Taxes              190,302          -            -         -
      411      Provision for Deferred Income Taxes - Credit     (85,831)         -            -         -
     411.7     Loss from Disposition of Plant                         -          -            -         -
      416      Expense - Sports Lighting                              -          -            -         -
      417      Administrative - Business Venture                      -         51            -         -
      418      Non-Operating Rental Income                            -          -            -         2
     426.1     Donations                                              -          3            -        24
 426.3 - 426.5 Other Deductions                                      (5)         3            -       238
      427      Interest on Long Term Debt                             -          -        1,732         -
      428      Amortization on Long Term Debt                         -          -          107         -
      430      Interest On Debt to Associate  Companies               -          -        3,753         -
      431      Other Interest Expense                               912          -            -         -
      432      Borrowed Funds - Construction - Credit                 -          -       (1,568)        -
      107      Construction Work in Progress                          5     46,742            3     6,903
      108      Retirement Work in Progress                            -        396            -        13
      120      Nuclear Fuel                                           -          -            -         -
      124      Investments                                            -          -            -         -
      151      Fuel Stock                                             -          -            -     2,337
      152      Fuel Stock Expense Undistributed                       -          4            -     1,783
      163      Stores Expense Undistributed                           -          -            -        10
      182      Regulatory Assets                                      -          -            -        30
      183      Preliminary Survey & Investigation Charges             -          -            -         -
      184      Clearing Accounts                                      -          -            -         -
      186      Miscellaneous Deferred Debits                          -      2,506            -       564
      188      Research, Development, or Demonstration Exp.           2        131            -         3
                                                               --------   --------     -------- ---------
                           TOTAL COST OF SERVICE               $ 12,867   $ 94,613     $ 20,009 $ 112,861
                                                               ========   ========     ======== =========


                                                   Page 25C


                 ANNUAL REPORT OF American Electric Power Service Corporation

                             For the Year Ended December 31, 2002

                              DEPARTMENTAL ANALYSIS OF SALARIES
                          (In Thousands except Number of Personnel)

                                                   DEPARTMENTAL SALARY EXPENSE
                                                   ---------------------------
NAME OF DEPARTMENT                                INCLUDED IN AMOUNTS BILLED TO
------------------                                -----------------------------                     NUMBER OF
Indicate each department               TOTAL           PARENT         OTHER            NON          PERSONNEL
or service function.                   AMOUNT          COMPANY      ASSOCIATES      ASSOCIATES     END OF YEAR
                                       ------          -------      ----------      ----------     -----------

Service Groups (Overheads)            $ 50,279          $ 997       $ 48,898          $ 384             -
Accounting                              15,342            554         14,788             -              358
AEP Pro Serv                            61,766            (68)        60,239          1,595           1,086
Audit Services                           2,392             35          2,349              8              35
Corporate Communications                 3,693            139          3,554             -               67
Corporate Development                    2,339             (3)         2,342             -               16
Corporate Planning & Budgeting           5,251            500          4,751             -               85
Corporate Supply Chain                   2,652              4          2,643              5             131
Customer Operations                     49,204            670         48,534             -            1,210
Distribution                            28,204             42         28,161              1             346
Energy Trading                          10,917            (11)        10,856             72              43
Executive Group                          3,350             16          3,124            210              30
Gas Power Systems                        7,994             (5)         7,999             -              128
General Services                         3,779            (15)         3,794             -              230
Governmental & Environmental  Affairs    2,629             43          2,586             -               37
Human Resources                          9,583            (23)         9,618            (12)            278
Information Technology                  23,127            124         23,035            (32)            817
Legal                                   10,149            455          9,692              2              96
Nuclear & Technical Services             5,355             -           5,355             -               36
Planning & Business Development         17,633             52         17,549             32             230
Public Policy                            3,874              3          3,870              1              79
Regulated Power Generation              10,446             43         10,336             67             181
Risk Management                         28,265              7         27,811            447              83
Tax                                      3,076             33          3,043             -               58
Transmission                            43,086            (69)        43,127             28             595
Treasury                                 3,707            236          3,502            (31)             38
Unregulated Power Generation            40,514            461         40,019             34             477

       TOTALS                        $ 448,606        $ 4,220      $ 441,575        $ 2,811           6,770




These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.  Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.



                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT
8e6 Technologies                                         Software License                                 $ 208
A. C. Coy Company                                        Consulting Services                                253
A. T. Kearney, Inc.                                      Legal Services                                     225
ABB Power T & D Co. Inc.                                 Consulting Services                                112
Abilene, City of                                         Consulting Services                                194
Accountemps                                              Temporary Office and Accounting Services           927
Accounting Principles                                    Temporary Office and Accounting Services           295
Active Development Group, Inc.                           Consulting Services                                138
ADM Associates, Inc.                                     Consulting Services                                131
AEP Pro Serv, Inc.                                       Engineering Services                               479
Aerotec, LLC                                             Engineering Services                               122
Aerotek, Inc.                                            Temporary Office and Accounting Services           327
Al Stalter & Associates                                  Consulting Services                                355
Al Travis & Associates, Inc.                             IT Support                                         349
Allen Systems Group, Inc.                                IT Support                                         164
Alliance GridCo                                          Engineering Services                               232
Alliance Participants Admin. & Startup                   Consulting Services                                287
Allied Interstate, Inc.                                  Collection Services                                267
Alstom Esca Corp.                                        IT Support                                         833
Alstom Power, Inc.                                       Engineering Services                               167
Amanda Graphics                                          Engineering Services                               102
Amazac, Ltd.                                             IT Support                                         229
American Payment Systems, Inc.                           Collection Services                              2,146
Analysts International Corporation                       Consulting Services                              1,321
And Beyond Communications                                Consulting Services                                110
Applied Computer Sciences, Inc.                          Consulting Services                                126
Applied Performance Technologies, Inc.                   Consulting Services                                154
Arthur Andersen LLP                                      Consulting Services                                686
ASAP Software Express, Inc.                              Software License                                 1,764
Authoria, Inc.                                           Consulting Services                                164
Avalon Technology Group, Inc.                            IT Support                                         130
AYCO Company, LP                                         Financial Services                                 259
Babcock & Wilcox Construction                            Facilities Maintenance                           1,968
Babcock Borsig Power                                     Engineering Services                            14,311
Banctec Service Corporation                              Software License                                   218
Bank of Oklahoma                                         Banking Services                                   521
Bank One Commercial Card                                 Various Services                                   839
Banta Electrical Contractors                             Facilities Construction                            290
Battelle, INC                                            Research & Development                             162
Bell & Howell Company                                    Software Maintenance                               194
Bentley Systems, Inc.                                    Software Maintenance                               263
Black & Veatch Corp.                                     Training Services                                  101
BMC Software, Inc.                                       Software License                                 1,664
Booz-Allen & Hamilton Inc.                               Consulting Services                                750
Buckeye Corporate Transportation                         Transportation Services                            207
Burns International Security                             Security Services                                  375
Buypay Traveler Express Co. Inc.                         Wire Service                                       439
Cambridge Energy                                         Research & Development                             212
Candle Corporation                                       Software License                                   417
Capital Structuring Department                           Financial Services                                 300
CDA Engineering, Inc.                                    Engineering Services                               117
CDS/Muery Services                                       Engineering Services                               533
Cendant Mobility Services Corp.                          Relocation Services                                301


                        ANNUAL REPORT OF American Electric Power Service Corporation

                                    For the Year Ended December 31, 2002

                                          OUTSIDE SERVICES EMPLOYED
                                               (In Thousands)

--------------------------------------------------------------------------------------------------------------





--------------------------------------------------------------------------------------------------------------

               FROM WHOM PURCHASED                                  SERVICE PROVIDED                         AMOUNT
Charles River Associates, Inc.                                Consulting Services                              368
Cisco Systems, Inc.                                           Software Maintenance                             706
Citibank NA                                                   Financial Services                               746
Clark, Thomas, & Winters                                      Legal Services                                   708
Coghlan, Crowson, Fitzpatrick, Westbrook, & Worthington, LLP  Legal Services                                   190
Cognicase                                                     Engineering Services                             634
Commercial Movers, Inc.                                       Office Furniture Transportation                  148
Compaq Computer Corporation                                   Computer Support                                 410
Computer Associates International, Inc.                       Software License                               3,400
Computer Project Resources, Inc.                              Consulting Services                              173
Compuware Corporation                                         Software License                               1,690
Concerto Software, Inc.                                       Collection Services                              111
Consultech                                                    Engineering Services                             359
Copyright Clearance Center, Inc.                              Information Services                             103
Corechange, Inc.                                              Consulting Services                            1,095
Covansys                                                      Software Maintenance                             325
Credit Bureau Services                                        Credit Information Services                      113
Data Dynamics, Inc.                                           Consulting Services                              906
Davis & Burton Contractors, Inc.                              Facilities Construction                          830
DB Microware, Inc.                                            Software License                                 290
Dell Computer Corporation                                     Consulting Services                            1,351
Deloitte & Touche LLP                                         Auditing/Consulting Services                   6,242
Designeers Midwest                                            Engineering Services                             132
Doble Engineering Company                                     Software Maintenance                             224
Earon Systems Consulting, Inc.                                Software Maintenance                             275
EcoSage Corporation                                           Consulting Services                              162
Ejiva, Inc.                                                   Consulting Services                              176
EMC Corporation                                               Computer Support                               1,551
e-Money Systems, Inc.                                         Collection Services                              208
Enterprise for Education                                      Education Services                               186
Envelope 1, Inc.                                              Collection Services                              135
Environmental Synergy, Inc.                                   Environmental Services                         1,403
EPRI Solutions                                                Research & Development                        10,161
Equifax Credit Information Service                            Credit Information Services                      767
Ercot                                                         Consulting Services                              176
Ernst & Young                                                 Consulting Services                              419
e-Security, Inc.                                              IT/Engineering Services                          153
Everest Data Research, Inc.                                   Consulting Services                              632
Evolve Software, Inc.                                         Software License                                 142
Federal Express Corp.                                         Delivery Service                                 192
Fleet Business Credit Corporation                             Software Maintenance                             244
Franklin Computer Services Group, Inc.                        Consulting Services                              173
Frontier Associates LLC                                       Consulting Services                              171
Fulbright & Jaworski LLP                                      Legal Services                                   333
GE Network Solutions                                          Software Maintenance                             212
GE Smallworld, Inc.                                           Software Maintenance                             729
General Research                                              Training Services                                789
GeoSpatial Innovations, Inc.                                  Consulting Services                              215
Global Atmospherics, Inc.                                     Engineering Services                             112
Govind & Associates                                           Engineering Services                             108
Gresham, Wayne E.                                             Legal Services                                   136
Grosh Consulting                                              Consulting Services                              801
Group 1 Software, Inc.                                        Software Maintenance                             152


                                            Page 27A

                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT
Hanson Aggregates Davon, Inc.                            Facilities Construction                            193
Hewitt Associates LLC                                    Consulting Services                                103
Hitachi Credit America Corporation                       License, Support, & Training Services              446
Hogan & Harston LLP                                      Consulting Services                                236
Huntington National Bank                                 Financial Services                                 270
Hyperion Solutions                                       Software License                                   182
Hyperknowledge Corporation                               IT Support                                         190
iImagine IT Inc.                                         Software Maintenance                               171
IKON, Inc.                                               Printing Services                                  176
Indecon, Inc.                                            Consulting Services                              1,164
Indus International                                      Consulting Services                              2,877
Informatica Corporation                                  Consulting Services                                320
Information Builders, Inc.                               Software Maintenance                               128
Info-Scape LTD                                           IT Support                                         114
In-Plant Techniques Corporation                          Printing Services                                1,013
Interactive Business Systems, Inc.                       Consulting Services                                159
International Business Machine Corporation               Consulting Services                              2,198
Internet Security Systems, Inc.                          IT Maintenance                                     127
Internos LLC                                             Consulting Services                                237
IOS Capital                                              Billing Services                                   131
Itron, Inc.                                              Consulting Services                                551
ITS Technologies, Inc.                                   Engineering Services                               278
J & M Bradley Enterprises, Inc.                          Software Maintenance                               263
J. E. Smith & Associates                                 Consulting Services                              2,742
J. D. Services, Inc.                                     Engineering Services                               283
J. Galt & Associates LLC                                 Consulting Services                                201
Jones, Day, Reavis, & Pogue                              Legal Services                                     790
JP Morgan Chase                                          Financial Services                                 645
Keane, Inc.                                              Software Maintenance                               333
Kelly Services, Inc.                                     Temporary Office and Accounting Services         1,111
Key Bank                                                 Financial Services                                 132
Key Personnel                                            Temporary Office and Accounting Services           473
Kforce.com                                               Temporary Office and Accounting Services           699
Kincaid, Taylor & Geyer                                  Legal Services                                     149
King Business Interiors, Inc.                            Facilities Maintenance                             244
Lakeside Building Maintenance                            Facilities Maintenance                             250
Landworks, Inc.                                          Software Maintenance                               241
LaSalle Partners                                         Facilities Management                            2,143
LawCorps Legal Staffing Services                         Legal Services                                     104
Leboeuf, Lamb, Greene & Macrae LLP                       Legal Services                                     138
LECG LLC                                                 Legal Services                                     160
Lee Hecht Harrison LLC                                   Consulting Services                                483
Lehman Brothers, Inc.                                    Consulting Services                              1,846
LEK Consulting LLC                                       Consulting Services                                122
Levi, Ray & Shoup, Inc.                                  Consulting Services                                249
LexisNexis                                               Software License                                   122
Lifecare.com, Inc.                                       Consulting Services                                104
Logica, Inc.                                             Consulting Services                                227
Logical Resources, Inc.                                  Research Services                                  250
Mackey & Tanner LLC                                      Consulting Services                                107
Manifest Solutions Corporation                           Consulting Services                                242
Manpower, Inc.                                           Temporary Office and Accounting Services           117
MapInfo Corp.                                            Software Maintenance                               119


                                                 Page 27B

                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT
Market Strategies, Inc.                                  Consulting Services                              1,179
Maxim Group                                              Consulting Services                              1,578
Maximation, Inc.                                         Consulting Services                                746
McAllen, City of                                         Consulting Services                                105
Mellon Bank NA                                           Financial Services                                 235
Mercer Management Consulting, Inc.                       Consulting Services                                287
Meta Group, Inc.                                         Consulting Services                                117
Michael Baker Jr., Inc.                                  Legal Services                                     162
Microman, Inc.                                           Telecommunications Services                        471
Microsoft Corporation                                    Software License                                   202
Mid-City Electric Company                                Facilities Maintenance                             103
Mitem Corporation                                        Software License                                   126
Mobius Management Systems, Inc.                          Consulting Services                                124
Mueller, Howard                                          Consulting Services                                273
NAIB Agency Medium Term Finance                          Financial Services                                 796
National Records Centers, Inc.                           Records Management                                 204
National Theatre for Children                            Education Services                                 632
Navigant Consulting, Inc.                                Consulting Services                                223
NBBJ                                                     Consulting Services                              1,524
NCO Financial Systems, Inc.                              Financial Services                                 242
Necho Systems Corporation                                Software Maintenance                               204
NETg, Inc.                                               Software License                                   147
New Energy Associates LLC                                Consulting Services                                268
New River Electrical Corporation                         Facilities Maintenance                             362
Nicholson Construction Co.                               Facilities Construction                            618
Novatec Automations Systems, Inc.                        Software Maintenance                               196
NSI Consulting & Development, Inc.                       Consulting Services                              1,951
Odyssey Consulting Services, Inc.                        Consulting Services                                575
Officeteam                                               Temporary Office and Accounting Services           366
Ohio Equities, LLC                                       Facilities Maintenance                             311
Ohio State University                                    Consulting Services                                260
Olsten Staffing Services, Inc.                           Temporary Office and Accounting Services           402
Onyx Industrial Services, Inc.                           Facilities Construction                            127
Oracle Corporation                                       Training Services                                2,132
Origin Technology in Business                            Consulting Services                                816
OSI Outsourcing Services, Inc.                           Call Handling Service                            3,571
Oxford Global Resources, Inc.                            Consulting Services                                131
Pacific Telematics, Inc.                                 Consulting Services                                197
Paros Business Partners, Inc.                            Consulting Services                                429
Peace Software                                           Software License                                   838
PeopleSoft USA, Inc.                                     Consulting Services                              1,005
Peregrine Systems, Inc.                                  Software Maintenance                               327
PGAS Systems                                             Software License                                   117
Pinnacle Services                                        Facilities Maintenance                             172
Pinpoint Solutions, Inc.                                 Software Maintenance                               111
Pioneer Pipe, Inc.                                       Facilities Construction                            173
Platts                                                   Financial Services                                 121
Porter, Wright, Morris, & Arthur                         Legal Services                                     412
Postmaster                                               Mail Service                                       166
Potter & Associates, Inc.                                Training Services                                  158
Powerplan Consultants, Inc.                              Consulting Services                                149
Preferred Technology                                     Software Support                                   229
PriceWaterhouseCoopers LLP                               Consulting Services                              2,935



                                               Page 27C


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT
Princeton Softech, Inc.                                  Software License                                   678
Progressive Marketing, Inc.                              Printing Services                                  130
Project Control                                          Consulting Services                                125
Protec Group, Inc.                                       Consulting Services                                775
Provide Technologies, LLC                                Consulting Services                                337
Quality Software Construction, Inc.                      Software Maintenance                               229
Quick Solutions, Inc.                                    Consulting Services                                932
R. Dorsey & Company, Inc.                                Consulting Services                                465
Rapidigm                                                 Consulting Services                              1,215
Ray & Berndtson, Inc.                                    Legal Services                                     131
Red Simpson, Inc.                                        Engineering Services                               101
Renaissance Worldwide IT                                 Software Maintenance                               333
Risk Management Alternatives, Inc.                       Collection Services                                162
RMA, Inc.                                                Collection Services                                108
Robert Half International, Inc.                          Consulting Services                                846
Robin Enterprises Co.                                    Consulting Services                                497
Rowland Technical Staffing, Inc.                         Software Maintenance                               104
RSA SECURITY                                             Software License                                   182
S/D Engineers, Inc.                                      Engineering Services                               327
Safe Engineering Services & Technologies                 Engineering Services                               172
Safway Steel Products, Inc.                              Facilities Construction                            428
Salomon Smith Barney, Inc.                               Financial Services                               1,603
Sarcom, Inc.                                             Consulting Services                                187
SAS Institute, Inc.                                      Software License                                   577
SAVvy Engineering LLC                                    Technical Support                                  193
Search Engine                                            Consulting Services                                315
Serena Software, Inc.                                    Software License                                   174
Siemans Business Services, Inc.                          Software Installation                            1,917
Simpson Thacher & Bartlett                               Legal Services                                   1,922
Skillsoft Corporation                                    Training Services                                  117
Sodexho Marriott Services                                Catering Services                                  883
Software AG of North America                             Software Installation                              521
Software Support Group                                   Consulting Services                                123
Solomon Associates, Inc.                                 Consulting Services                                144
Solution Point Consulting, Inc.                          Software Maintenance                               186
Sourceone Financial LLC                                  Consulting Services                                136
Southwest Power Pool                                     Engineering Services                               814
Specialty Products & Insulation Co.                      Facilities Construction                            172
Spidertech, Inc.                                         Telecommunications Services                        104
Stanley Miller Construction Co.                          Facilities Maintenance                             142
Steptoe & Johnson, LLP                                   Legal Services                                   1,562
Sterling Commerce Interchange                            Software License                                   187
Structural Steel Services Corp.                          Facilities Construction                            472
Sun Technical Services, Inc.                             Consulting Services                              4,523
Systor Security Solutions, Inc.                          Software License                                   346
Team Associates, Inc.                                    Facilities Construction                            103
Techmate, Inc.                                           Consulting Services                                201
Technology Integration                                   IT Support                                         227
Teksystems                                               Consulting Services                                675
Temporaries Plus, Inc.                                   IT Support                                         109
Thomas Glover Associates, Inc.                           Consulting Services                                160
Thomson Financial Corporate Group                        Financial Services                                 225
Towers Perrin                                            Consulting Services                                102


                                               Page 27D

                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                           OUTSIDE SERVICES EMPLOYED
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------------

                FROM WHOM PURCHASED                                   SERVICE PROVIDED                AMOUNT
Trammell Crow Company                                    Office Building Security                           173
Twenty First Century                                     Consulting Services                                572
Ubics, Inc.                                              Consulting Services                                350
UMS Group North America, Inc.                            Consulting Services                                206
United Construction Company, Inc.                        Facilities Construction                            822
United Parcel Service                                    Delivery Service                                   591
Usertech                                                 Consulting Services                                686
Utilities International                                  Software Maintenance                               108
Varo Engineers, Ltd.                                     Engineering Services                               637
Versatile Company                                        Training Services                                  201
Vigilinx, Inc.                                           Consulting Services                              1,598
Vinson & Associates                                      Temporary Office and Accounting Services           533
Vinson & Elkins LLP                                      Legal Services                                     190
Vredenberg                                               IT Support                                         157
William M. Mercer, Inc.                                  Consulting Services                                105
Woods, Rogers & Hazlegrove PLC                           Legal Services                                     161
Worldcom                                                 Telecommunications Services                        112
Wyndham Mills International                              Consulting Services                                108
Xerox Corporation                                        Printing Services                                  362
Others (2,792 under $100,000)                            Various Services                                22,078
                                                                                                    ------------

TOTAL                                                                                                 $ 192,412
                                                                                                    ============


----------------------------------------------------------------------------------------------------------------

These amounts include charges to accounts throughout the Income Statement, including billable Balance Sheet accounts.
Therefore, these amounts cannot be identified in total with any particular line on Schedule XV, but are distributed among various lines.


                                                Page 27E

              ANNUAL REPORT OF American Electric Power Service Corporation

                           For the Year Ended December 31, 2002

                       EMPLOYEE PENSIONS AND BENEFITS - ACCOUNT 926
                                      (In Thousands)

------------------------------------------------------------------------------

Instructions: Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

------------------------------------------------------------------------------

DESCRIPTION                                                  AMOUNT
                                                        -----------------

Deferred Compensation Benefits                                       284

Dental Insurance                                                   2,765

Employee Awards and Events Program                                   435

Employee Educational Assistance                                      787

Employees Newspaper and Magazine                                   1,374

Group Life Insurance                                                  55

Long-Term Disability                                               5,899

Medical                                                           36,934

Other Postretirement Benefits                                     27,694

Post Employment Benefits                                            (654)

Retirement Plan                                                    9,236

Savings Plan                                                      28,480

Supplemental Pension Plan                                          8,370

Training Administration Expense                                    2,009

Miscellaneous                                                        216
                                                        -----------------

     TOTAL                                                     $ 123,884
                                                        =================




                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2002

                                       GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

----------------------------------------------------------------------------------------------------------------------------

                     DESCRIPTION                       NAME OF PAYEE                                          AMOUNT

General Advertising Expenses                           Charleston Newspapers                                            $ 4
                                                       Herald-Dispatch                                                   10
                                                       Nationwide Advertising Service                                    38
                                                       Others                                                            13
                                                                                                       ---------------------
                                                                          SUBTOTAL                                       65
                                                                                                       ---------------------

Newspaper Advertising Space                            Our Texas Magazine                                                (9)
                                                       Others                                                            (1)
                                                                                                       ---------------------
                                                                          SUBTOTAL                                      (10)
                                                                                                       ---------------------

TV Station Advertising Time
                                                       Others                                                             1
                                                                                                       ---------------------
                                                                          SUBTOTAL                                        1
                                                                                                       ---------------------

Special Corporate Communication Projects               Midland Theater Association                                        4
                                                       Virginia Tech Foundation                                           5
                                                       Others                                                             4
                                                                                                       ---------------------
                                                                          SUBTOTAL                                       13
                                                                                                       ---------------------

Direct Mail And Handouts                               Culver Company, Inc.                                               4
                                                       Dispatch Consumer Services, Inc.                                  45
                                                       Moore Syndication, Inc.                                           36
                                                       Others                                                             2
                                                                                                       ---------------------
                                                                          SUBTOTAL                                       87
                                                                                                       ---------------------

Fairs, Shows, and Exhibits                             Bank One Commercial Card Activity                                  5
                                                       Eagle Exhibit Services, Inc.                                      10
                                                       Moore Syndication, Inc.                                            4
                                                       Team Air Express, Inc.                                             6
                                                       Others                                                             1
                                                                                                       ---------------------
                                                                          SUBTOTAL                                       26
                                                                                                       ---------------------

Publicity                                              PR Newswire, Inc                                                  25
                                                       Platts Electric Power                                             15
                                                       Others                                                             9
                                                                                                       ---------------------
                                                                          SUBTOTAL                                       49
                                                                                                       ---------------------

                                                           Page 29




                               ANNUAL REPORT OF American Electric Power Service Corporation

                                           For the Year Ended December 31, 2002

                                       GENERAL ADVERTISING EXPENSES - ACCOUNT 930.1
                                                      (In Thousands)

----------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Account 930.1, "General Advertising Expenses", classifying the items according to the nature of the advertising and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

----------------------------------------------------------------------------------------------------------------------------

                     DESCRIPTION                       NAME OF PAYEE                                          AMOUNT

Dedications, Tours, & Openings                         Others                                                             8
                                                                                                       ---------------------
                                                                          SUBTOTAL                                        8
                                                                                                       ---------------------

Public Opinion Surveys                                 ASQ                                                               48
                                                       Werth, Paul Associates                                            98
                                                       Others                                                             3
                                                                                                       ---------------------
                                                                          SUBTOTAL                                      149
                                                                                                       ---------------------

Movies Slide Films & Speeches                          Others                                                             2
                                                                                                       ---------------------
                                                                          SUBTOTAL                                        2
                                                                                                       ---------------------

Video Communications                                   Others                                                             1
                                                                                                       ---------------------
                                                                          SUBTOTAL                                        1
                                                                                                       ---------------------

Other Corporate Communications                         Bank One Commercial Card Activity                                 14
                                                       Democracy Data & Communications                                   18
                                                       Enterprise For Education                                         193
                                                       Graphic Impressions, Inc.                                         12
                                                       Moore Syndication, Inc.                                            9
                                                       Wood Associates                                                    8
                                                       Others                                                           103
                                                                                                       ---------------------
                                                                          SUBTOTAL                                      357
                                                                                                       ---------------------


Salaries, salary related expenses, overheads                                                                            955
and other expenses
                                                                                                       ---------------------
                                                                          SUBTOTAL                                      955
                                                                                                       ---------------------

                                                                            TOTAL                                   $ 1,703
                                                                                                       =====================

                                                        Page 29A


                              ANNUAL REPORT OF American Electric Power Service Corporation

                                          For the Year Ended December 31, 2002

                                     MISCELLANEOUS GENERAL EXPENSES - ACCOUNT 930.2
                                                     (In Thousands)

--------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Account 930.2, "Miscellaneous General Expenses"
classifying such expenses according to their nature.  Payments and expenses permitted by Section 321(b)(2)
of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. 441 (b)(2))
shall be separately classified.

--------------------------------------------------------------------------------------------------------------------------

DESCRIPTION                                                                                                        AMOUNT
Salaries, Salary Related Expenses and Overheads                                                                   $ 3,716
Membership Fees and Dues                                                                                            1,659
Plan and Develop Energy and Non-energy Regulated Products and Services                                              1,226
Manage Cash                                                                                                           366
Manage and Participate in Employee Communications                                                                     101
Directors' Fees and Expenses                                                                                           96
Professional Software Services                                                                                         53
Provide Individual Shareholder Support                                                                                 41
Prepare and File Internal and External Regulatory Reports                                                              40
Provide Instititutional Support                                                                                        36
Implement Community Economic Developmental Programs                                                                    23
Engineer and Design Telecommunication and Transmission Facilities                                                      22
Promote Regulated Products and Services                                                                                17
Miscellaneous                                                                                                         322
                                                                                                           ---------------

     TOTAL                                                                                                        $ 7,718
                                                                                                           ===============

                                                        Page 30


                             ANNUAL REPORT OF American Electric Power Service Corporation

                                         For the Year Ended December 31, 2002

                                                  RENTS - ACCOUNT 931
                                                    (In Thousands)

------------------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Account 931, "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

------------------------------------------------------------------------------------------------------------------------

TYPE OF PROPERTY                                                                                           AMOUNT
Office Space                                                                                                   $ 21,432
Computer Software                                                                                                   363
Computer Equipment                                                                                               36,677
Office Equipment                                                                                                    863
Telecommunications Equipment                                                                                      2,100
Miscellaneous                                                                                                     1,882
                                                                                                      ------------------

     TOTAL                                                                                                     $ 63,317
                                                                                                      ==================




                     ANNUAL REPORT OF American Electric Power Service Corporation

                                 For the Year Ended December 31, 2002

                              TAXES OTHER THAN INCOME TAXES - ACCOUNT 408
                                            (In Thousands)

--------------------------------------------------------------------------------------------------------

Instructions:  Provide an analysis of Account 408 "Taxes Other Than Income Taxes".
Separate the analysis into two groups:  (1) other than U.S. Government taxes, and
 (2) U.S. Government taxes. Specify each of the various kinds of taxes and show the
amounts thereof.   Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------------------------------

DESCRIPTION                                                                                AMOUNT
Taxes Other Than U.S. Government Taxes
State Unemployment Taxes                                                                          $ 520
Property, Franchise, Ad Valorem and Other Taxes                                                   4,637
                                                                                     -------------------

     SUB-TOTAL                                                                                    5,157
                                                                                     -------------------

U.S. Government Taxes
Social Security Taxes                                                                            44,449
Federal Unemployment Taxes                                                                          472
                                                                                     -------------------

     SUB-TOTAL                                                                                   44,921
                                                                                     -------------------


     TOTAL                                                                                     $ 50,078
                                                                                     ===================


                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------
321 River Parks Authority                                                     Community                         $ 5
A Better Chance                                                               Community                           5
Academic Success for Students                                                Educational                          5
Academy of Music                                                              Community                           6
Advantage Valley Corp                                                         Community                          10
Aep Operation Feed                                                            Community                           4
Allen County Visionaries Inc                                                  Community                           5
Alliance                                                                      Community                           5
American Cancer Society                                                       Community                           6
American Heart Association                                                    Community                          11
Annapolis Center                                                              Community                          10
Armstrong Community Music                                                     Community                           5
Asher Agency Inc                                                              Community                          10
Ashland Alliance Inc                                                          Community                           4
Aspen Institute                                                               Community                          15
Averett College                                                               Community                           4
Barter Theatre                                                                Community                           6
Bayfest Inc                                                                   Community                           5
Bennett, Dr G Kemble, Dean                                                   Educational                         20
Big Brothers/Big Sisters                                                      Community                           7
Boys & Girls Club of Gregg Co                                                 Community                           5
Buckeye Club Ohio State Univer                                                Community                           8
Business & Industrial Developm                                                Community                          15
Camp, Inc                                                                     Community                          15
Canal Winchester First                                                        Community                           6
Champion of Children Fund                                                     Community                          10
Childrens Hospital Foundation                                                 Community                          10
City of Kingsville                                                            Community                           3
Columbus Foundation                                                           Community                           4
Columbus Literacy Council                                                    Educational                          3
Columbus Metropolitan Club                                                    Community                           3
Columbus School for Girls                                                    Educational                         10
Columbus Speech & Hearing Cent                                                Community                           4
Columbus Urban League                                                         Community                          10
Communities in School                                                        Educational                          3
Congressional Hispanic Caucas Institute                                       Community                           5
Cornerstone Alliance                                                          Community                          35
Cosi Columbus                                                                 Community                          63
Council for Ethics                                                            Community                           5
CSG - Virginia Host Committee                                                 Community                          25



                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------
Dallas Zoological Society                                                     Community                          16
Delay Foundation Golf Invitational                                            Community                           3
Directions for Youth                                                          Community                          23
Discover the Real West                                                        Community                          10
DQ Inc                                                                        Community                           3
Drew University                                                              Educational                          4
E7 Sustainable Energy Development                                             Community                          20
Easter Seals                                                                  Community                           5
Economic Development Corp                                                     Community                          10
Edinburg Roadrunners                                                          Community                           6
Environmental Education                                                      Educational                          3
Feliachi, Ali Professor                                                       Community                          20
Ferrum College                                                               Educational                          5
Fort Wayne Chamber of Commerce                                                Community                          25
Foundation for American                                                       Community                           5
Foundation for Environmental Education                                       Educational                         25
Fox, Robert K Family Y                                                        Community                          15
Franklin University                                                          Educational                          8
Friends of the Blue Ridge Parkway Inc                                         Community                           3
Fundacion Amigos de la Naturaleza                                             Community                          10
Girl Scouts                                                                   Community                          21
Goode Volunteer Rescue Squad                                                  Community                           5
Grandview Heights High School                                                Educational                         16
Grant County Economic Growth Council                                          Community                           3
Greater Austin Chamber of Commerce                                            Community                           5
Greater Fort Wayne Chamber of Commerce                                        Community                           5
Halo-Flight FOA                                                               Community                           3
Harrison County Salvation Army                                                Community                          10
Harvard University                                                           Educational                          3
Hawkwatch International                                                       Community                           4
Heard Natural Science Museum                                                  Community                           5
Helping Hands of Kilgore                                                      Community                           6
Hope Street Kids                                                              Community                           5
Huntington Area Development Co                                                Community                           4
Indiana Dept of Commerce                                                      Community                           4
Indiana Northeast Development                                                 Community                          12
Indiana Partners                                                              Community                           5
Indiana Technology Partnership                                                Community                           5
Institute for Public Relations                                                Community                           8
Jackson County Development Authority                                          Community                           4
Jefferson Center                                                              Community                          15



                                                  Page 33A


                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------
Junior Achievement                                                            Community                           8
Kentucky Christian College                                                   Educational                          3
Keystone Center                                                               Community                          55
Kingsport Chamber of Commerce                                                 Community                           3
Knapp Hospital Annual Fundrais                                                Community                           5
Lake Michigan College                                                        Educational                         11
Leukemia & Lymphoma Society                                                   Community                           5
Lincoln Theater, Inc                                                          Community                           5
Longwood College Foundation                                                  Educational                          3
Lucio, Eddie                                                                 Educational                          5
Lynchburg College                                                            Educational                          7
Make-A-Wish Foundation                                                        Community                           5
Manhattan College                                                            Educational                          4
Market Indiana                                                                Community                           7
Mason County Development Authority                                            Community                           3
Massachusetts Institute of Technology                                        Educational                          6
McAlester Economic Devlopment                                                 Community                           4
McPherson, Malcolm                                                            Community                          20
Memorial Tournament                                                           Community                           4
Mexican Folklore School of Dance                                             Educational                          5
Michigan Chamber Foundation                                                   Community                          10
Michigan Economic Development Foundation                                      Community                          10
Michigan State University                                                    Educational                          6
Mount Carmel Foundation                                                       Community                           3
Mt Pleasant Ministerial Alliance                                              Community                           6
Muncie-Delaware County                                                        Community                          12
National Academy of Engineering                                               Community                           5
National Environmental                                                        Community                          10
National Fuel Funds Network                                                   Community                          10
National Press Foundation                                                     Community                           3
National Wild Turkey Federation                                               Community                          10
Nature Conservancy                                                            Community                          55
Nature Conservancy of Texas                                                   Community                          15
Need Project                                                                  Community                          13
Nelson, J Keith Dr                                                           Educational                         15
Nueces Co Precinct 2 Parks                                                    Community                           3
Nueces County Jr Livestock Sho                                                Community                           7
Ohio Academy of Science                                                      Educational                          4
Ohio Foundation                                                               Community                          28
Ohio Northern University                                                     Educational                          4
Ohio River Valley Water                                                       Community                          15



                                                    Page 33B




                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------
Ohio State University, The                                                   Educational                         10
Ohio to Erie Trail Fund                                                       Community                           5
Ohio Valley College                                                          Educational                          4
Ohio Valley Industrial                                                        Community                           4
Ohio Youth in Government                                                     Educational                          3
Oklahoma Academy                                                              Community                           5
OSU Foundation                                                               Educational                         15
Pan Am Classic/UTPA Found                                                     Community                           5
Parks And Wildlife Foundation                                                 Community                          15
Patrick County                                                                Community                          25
Pennsylvania State University                                                Educational                          3
Peregrine Fund                                                                Community                          10
Princeton University                                                         Educational                          6
Pro Musica Chamber Orchestra                                                  Community                          25
Project Future                                                                Community                          25
Protec                                                                        Community                           4
Purdue Foundation Inc                                                        Educational                          5
Rebuilding Together                                                           Community                           5
Resources for the Future                                                      Community                          65
Rice University                                                              Educational                          5
Rio Grande Valley Livestock                                                   Community                           5
Roanoke County Schools                                                       Educational                          4
Rose Hulman Institute of Technology                                          Educational                          3
Royal Adelaide Hospital - WHO EMF Projec                                      Community                          10
Salem/Roanoke County                                                          Community                           4
Saltwater-Fisheries Associatio                                                Community                           6
Salvation Army                                                                Community                          94
San Benito Literacy Ctr                                                       Community                           5
San Patricio County                                                           Community                           3
Sebo, Stephen Professor                                                       Community                          20
Simon Kenton Council                                                          Community                          59
Southeast Coalition for Kids                                                  Community                           3
Southeastern Electric Exchange                                                Community                           4
Southern Ohio Growth Partnersh                                                Community                           3
Southwestern Michigan College                                                Educational                         11
St Joseph County Economic                                                     Community                           5
Stark Development Board                                                       Community                           5
Sunny Glen Home                                                               Community                           5
Tamacc Educational Development                                               Educational                         13
Teach for America                                                            Educational                         10
Texarkana Friendship Center                                                   Community                          20


                                                   Page 33C


                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------
Texas A&M University                                                         Educational                          4
Texas Charitable Fund                                                         Community                          20
Texas Conservative Coalition                                                  Community                           5
Texas Conservative Forum                                                      Community                          10
Texas Council on African                                                      Community                           5
Texas Economic Development Council                                            Community                          10
Texas Midwest Community Network                                               Community                           6
Texas Parks and Wildlife Dept                                                 Community                           3
Texas Rio Grande Valley                                                       Community                           4
Texas State Technical College                                                Educational                          5
Texas Taxpayers and Research                                                  Community                           5
Texas Tech Foundation Inc                                                     Community                           5
Tri-City Business/Education Co                                                Community                           4
United Negro College Fund                                                     Community                          20
United Way of Central Virginia                                                Community                           5
United Way of Roanoke Valley                                                  Community                          42
United Way of So Texas                                                        Community                           1
United Way of South Texas                                                     Community                           3
University of Notre Dame                                                      Community                           7
University of Texas                                                           Community                          15
Upshur County Aide Bank                                                       Community                          10
Utilitree Carbon Company                                                      Community                         120
Utility Business Education Coalition                                          Community                          25
Valley Land Fund                                                              Community                           6
Vamos Scholarships                                                           Educational                          3
Virginia Center for Coal                                                      Community                           5
Virginia College Fund                                                        Educational                         10
Virginia Foundation For                                                       Community                          31
Virginia Manufacturers Assn                                                   Community                           5
Virginia Tech Foundation Inc                                                  Community                          18
VMI Research Laboratories Dept                                                Community                           3
Volunteer Ohio                                                                Community                          10
Warm Hearth Foundation                                                        Community                           5
Washington's Birthday                                                         Community                          15
West Virginia Economic                                                        Community                          11
Wildlife Habitat Council                                                      Community                           4
Woodrow Wilson Center                                                         Community                           5
World Birding Center                                                          Community                           5
WOSU/Ohio State University                                                   Educational                          5
Ymca - Roanoke Valley                                                         Community                          10
Ymca of Central Ohio                                                          Community                           3


                                                    Page 33D


                 ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                               DONATIONS - ACCOUNT 426.1
                                    (In Thousands)


Instructions:  Provide a listing of the amount included in Account 426.1, "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.


NAME OF RECIPIENT                                                        PURPOSE OF DONATION                AMOUNT
-----------------                                                        -------------------                ------

Employees and Others (Salaries, salary related expenses, overheads and
other expenses)                                                                Various                          288
Others                                                                                                          498
                                                                                                            -------
TOTAL                                                                                                       $ 2,979
                                                                                                            =======


                                                      Page 33E


                         ANNUAL REPORT OF American Electric Power Service Corporation

                                     For the Year Ended December 31, 2002

                                   OTHER DEDUCTIONS - ACCOUNTS 426.3 - 426.5
                                                (In Thousands)

----------------------------------------------------------------------------------------------------------------

Instructions:  Provide a listing of the amount included in Accounts 426.3 through 426.5, "Other Deductions", classifying such expenses according to their nature.

----------------------------------------------------------------------------------------------------------------

DESCRIPTION                                   NAME OF PAYEE                                              AMOUNT
Expenditures for Certain Civic, Political &   Company employee and administrative costs                 $ 4,199
    Related Activities                            for civic, political and related activities

Other Miscellaneous Deductions                Various                                                     2,496
                                                                                                   -------------

     TOTAL                                                                                              $ 6,695
                                                                                                   =============





                  ANNUAL REPORT OF American Electric Power Service Corporation

                          For the Year Ended December 31, 2002

                       SCHEDULE XVIII - NOTES TO STATEMENT OF INCOME


Instructions:  The space below is provided for important notes regarding the statement of income or any account thereof.  Furnish particulars as to any significant increase in services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.


1)      Page 21 "Analysis of Billing - Associate Companies" captures the category "Compensation for Use of
        Capital".  The following items are included in this category (in thousands):
        Interest Income - Associated                                                                                  $ (1)
        Interest on Long Term Debt - Notes                                                                             636
        Interest to Associated Companies - Money Pool                                                                1,977
        Allowance for Borrowed Funds Used During Construction                                                       (2,984)
                                                                                                                    ------

        Total Compensation for Use of Capital                                                                       $ (372)
                                                                                                                    ======
2)      See Notes to Financial Statements on Page 19.




      ANNUAL REPORT OF American Electric Power Service Corporation

                    For Year Ended December 31, 2002

                           ORGANIZATION CHART

---------------------------------------------------------------------------

Chairman, Chief Executive Officer & President

            Vice Chairman & Chief Operating Officer
                 Transmission
                 Distribution
                 Customer Operations
                 Planning & Business Development
                 Regulated Power Generation
                 Corporate Development
                 Energy Trading
                 Unregulated Power Generation
                 Nuclear & Technical Services
                 AEP Pro Serv
                 Gas Power Systems

            Policy, Finance and Strategic Planning
                 Corporate Communications
                 Governmental & Environmental Affairs
                 Public Policy
                 Legal
                 Accounting
                 Treasury
                 Tax
                 Risk Management
                 Audit Services     NOTE
                 Corporate Planning & Budgeting

            Shared Services
                 Human Resourses
                 Information Technology
                 Corporate Supply Chain
                 General Services


--------------------------------------------------------------------------
NOTE: Audit Serivces reports to the Audit Committee of the Board of Directors of American Electric Power Company, Inc. and administratively to the Executive Vice President - Policy, Finance and Strategic Planning.

       ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2002

                          METHODS OF ALLOCATION

---------------------------------------------------------------------------

Service Billings

1          Number of Bank Accounts
2          Number of Call Center Telephones
3          Number of Cell Phones/Pagers
4          Number of Checks Printed
5          Number of Customer Information System Customer Mailings
6          Number of Commercial Customers (Ultimate)
7          Number of Credit Cards
8          Number of Electric Retail Customers (Ultimate)
9          Number of Employees
10         Number of Generating Plant Employees
11         Number of General Ledger Transactions
12         Number of Help Desk Calls
13         Number of Industrial Customers (Ultimate)
14         Number of Job Cost Accounting Transactions
15         Number of Non-UMWA Employees
16         Number of Phone Center Calls
17         Number of Purchase Orders Written
18         Number of Radios (Base/Mobile/Handheld)
19         Number of Railcars
20         Number of Remittance Items
21         Number of Remote Terminal Units
22         Number of Rented Water Heaters
23         Number of Residential Customers (Ultimate)
24         Number of Routers
25         Number of Servers
26         Number of Stores Transactions
27         Number of Telephones
28         Number of Transmission Pole Miles
29         Number of Transtext Customers
30         Number of Travel Transactions
31         Number of Vehicles
32         Number of Vendor Invoice Payments
33         Number of Workstations
34         Active Owned or Leased Communication Channels
35         Avg. Peak Load for past Three Years
36         Coal Company Combination
37         AEPSC past 3 Months Total Bill Dollars
38         AEPSC Prior Month Total Bill Dollars
39         Direct
40         Equal Share Ratio
41         Fossil Plant Combination
42         Functional Department's Past 3 Months Total Bill Dollars
43         KWH Sales (Ultimate Customers)
44         Level of Construction - Distribution
45         Level of Construction - Production
46         Level of Construction - Transmission
47         Level of Construction - Total
48         MW Generating Capability
49         MWH's Generation
50         Current Year Budgeted Salary Dollars
51         Past 3 Mo. MMBTU's Burned (All Fuel Types)
52         Past 3 Mo. MMBTU's Burned (Coal Only)
53         Past 3 Mo. MMBTU's Burned (Gas Type Only)
54         Past 3 Mo. MMBTU's Burned (Oil Type Only)

       ANNUAL REPORT OF American Electric Power Service Corporation

                   For the Year Ended December 31, 2002

                          METHODS OF ALLOCATION

---------------------------------------------------------------------------

Service Billings

55         Past 3 Mo. MMBTU's Burned (Solid Fuels Only)
56         Peak Load / Avg. No. Cust / KWH Sales Combination
57         Tons of Fuel Acquired
58         Total Assets
59         Total Assets less Nuclear Plant
60         AEPSC Annual Costs Billed (Less Interest And/or Income Taxes as
            Applicable)
61         Total Fixed Assets
62         Total Gross Revenue
63         Total Gross Utility Plant (Including CWIP)
64         Total Peak Load (Prior Year)
65         Hydro MW Generating Capability
66         Number of Forrest Acres
67         Number of Dams
68         Number of Plant Licenses Obtained
69         Number of Nonelectric OAR Invoices
70         Number of Transformer Transactions
71         Tons of FGD Material
72         Tons of Limestone Received
73         Total Assets, Total Revenues, Total Payroll
74         Total Leased Assets
75         Number of Banking Transactions

                                    Page 37A

             ANNUAL REPORT OF American Electric Power Service Corporation

                         For the Year Ended December 31, 2002

              ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED


Since this U-13-60 report is distributed to the appropriate members of AEP's management each year, the following information is supplied to each associate company in support of the amount of compensation for use of capital billed during 2002:

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, American Electric Power Service Corporation submits the following information on the billing of interest on borrowed funds to associated companies for the year 2002:

        A. Amount of interest billed to associate companies is contained on page 21, Analysis of Billing.

        B. The basis for billing of interest to the associated companies is based on the Service Company's prior year Attribution Basis "AEPSC Annual Cost Billed ."

                 ANNUAL REPORT OF American Electric Power Service Corporation

                           For the Year Ended December 31, 2002

                                   SIGNATURE CLAUSE


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.





                     American Electric Power Service Corporation
                     -------------------------------------------
                     (Name of Reporting Company)

                       /s/ S. S. Bennett
                     -------------------------------------------
                     (Signature of Signing Officer)

                     S. S. Bennett                        Assistant Controller
                     ----------------------------------------------------------
                     (Printed Name and Title of Signing Officer)


                     Date:  April 29, 2003